Index to Exhibit 99.1

Page
PART I
ITEM 8.	Financial Statements and Supplementary Data	2

ITEM 8.	Financial Statements And Supplementary Data

Index to Consolidated Financial Statements and
Supplementary Financial Information

Management’s Report on Internal Control over Financial Reporting

Management of Mylan Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. In order to evaluate the effectiveness of internal control over financial reporting, management has conducted an assessment, including testing, using the criteria in Internal Control - Integrated Framework (2013), issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

As a result of this assessment, management has concluded that the Company maintained effective internal control over financial reporting as of December 31, 2014 based on the criteria in Internal Control - Integrated Framework (2013) issued by COSO.

Our independent registered public accounting firm, Deloitte & Touche LLP, has audited the effectiveness of the Company’s internal control over financial reporting. Deloitte & Touche LLP’s opinion on the Company’s internal control over financial reporting appears on page 79 of this Form 10-K.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the accompanying consolidated balance sheets of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive earnings, equity, and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the consolidated financial statement schedule listed in the Index at Item 15. These consolidated financial statements and consolidated financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and consolidated financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Mylan Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 2, 2015 expressed an unqualified opinion on the Company's internal control over financial reporting.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 2, 2015 (June 11, 2015 as to Note 14)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of Mylan Inc.:
We have audited the internal control over financial reporting of Mylan Inc. and subsidiaries (the “Company”) as of December 31, 2014, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and consolidated financial statement schedule as of and for the year ended December 31, 2014 of the Company and our report dated March 2, 2015 (June 11, 2015 as to Note 14) expressed an unqualified opinion on those consolidated financial statements and consolidated financial statement schedule.
/s/ DELOITTE & TOUCHE LLP
Pittsburgh, Pennsylvania
March 2, 2015

MYLAN INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions, except share and per share amounts)

	December 31, 2014	December 31, 2013
ASSETS
Assets
Current assets:
Cash and cash equivalents	$225.5	$291.3
Accounts receivable, net	2,268.5	1,820.0
Inventories	1,651.4	1,656.9
Deferred income tax benefit	345.7	250.1
Prepaid expenses and other current assets	2,295.8	452.9
Total current assets	6,786.9	4,471.2
Property, plant and equipment, net	1,785.7	1,665.5
Intangible assets, net	2,347.1	2,517.9
Goodwill	4,049.3	4,340.5
Deferred income tax benefit	83.4	77.8
Other assets	834.2	2,221.9
Total assets	$15,886.6	$15,294.8
LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$905.6	$1,072.8
Short-term borrowings	330.7	439.8
Income taxes payable	160.7	49.7
Current portion of long-term debt and other long-term obligations	2,474.4	3.6
Deferred income tax liability	0.2	1.5
Other current liabilities	1,434.1	1,396.6
Total current liabilities	5,305.7	2,964.0
Long-term debt	5,732.8	7,586.5
Other long-term obligations	1,336.7	1,269.1
Deferred income tax liability	235.4	515.3
Total liabilities	12,610.6	12,334.9
Equity
Mylan Inc. shareholders’ equity
Common stock — par value $0.50 per share
Shares authorized: 1,500,000,000
Shares issued: 546,658,507 and 543,978,030 as of December 31, 2014 and December 31, 2013	273.3	272.0
Additional paid-in capital	4,212.8	4,103.6
Retained earnings	3,614.5	2,685.1
Accumulated other comprehensive loss	(987.0)	(240.1)
	7,113.6	6,820.6
Noncontrolling interest	20.1	18.1
Less: Treasury stock — at cost
Shares: 171,435,200 and 172,373,900 as of December 31, 2014 and December 31, 2013	3,857.7	3,878.8
Total equity	3,276.0	2,959.9
Total liabilities and equity	$15,886.6	$15,294.8

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In millions, except per share amounts)

	Year Ended December 31,
	2014	2013	2012
Revenues:
Net sales	$7,646.5	$6,856.6	$6,750.2
Other revenues	73.1	52.5	45.9
Total revenues	7,719.6	6,909.1	6,796.1
Cost of sales	4,191.6	3,868.8	3,887.8
Gross profit	3,528.0	3,040.3	2,908.3
Operating expenses:
Research and development	581.8	507.8	401.3
Selling, general and administrative	1,625.7	1,408.5	1,392.4
Litigation settlements, net	47.9	(14.6)	(3.1)
Other operating (income) expense, net	(80.0)	3.1	8.3
Total operating expenses	2,175.4	1,904.8	1,798.9
Earnings from operations	1,352.6	1,135.5	1,109.4
Interest expense	333.2	313.3	308.7
Other expense (income), net	44.9	74.9	(3.5)
Earnings before income taxes and noncontrolling interest	974.5	747.3	804.2
Income tax provision	41.4	120.8	161.2
Net earnings	933.1	626.5	643.0
Net earnings attributable to the noncontrolling interest	(3.7)	(2.8)	(2.1)
Net earnings attributable to Mylan Inc. common shareholders	$929.4	$623.7	$640.9
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$2.49	$1.63	$1.54
Diluted	$2.34	$1.58	$1.52
Weighted average common shares outstanding:
Basic	373.7	383.3	415.2
Diluted	398.0	394.5	420.2

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Earnings
(In millions)

	Year Ended December 31,
	2014	2013	2012
Net earnings	$933.1	$626.5	$643.0
Other comprehensive (loss) earnings, before tax:
Foreign currency translation adjustment	(622.9)	(273.7)	(3.5)
Change in unrecognized (loss) gain and prior service cost related to defined benefit plans	(11.8)	8.2	(10.9)
Net unrecognized (loss) gain on derivatives	(182.6)	180.4	18.5
Net unrealized (loss) gain on marketable securities	—	(1.1)	(0.1)
Other comprehensive (loss) earnings, before tax	(817.3)	(86.2)	4.0
Income tax (benefit) provision	(70.4)	67.4	2.7
Other comprehensive (loss) earnings, net of tax	(746.9)	(153.6)	1.3
Comprehensive earnings	186.2	472.9	644.3
Comprehensive earnings attributable to the noncontrolling interest	(3.7)	(2.8)	(2.1)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$182.5	$470.1	$642.2

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES Consolidated Statements of Equity (In millions, except share amounts)

			Additional Paid-In Capital	Retained Earnings			Accumulated Other Comprehensive Earnings (Loss)	Noncontrolling Interest	Total Equity

	Common Stock				Treasury Stock
	Shares	Cost			Shares	Cost
Balance at December 31, 2011	530,315,453	$265.2	$3,795.4	$1,420.5	(103,637,016)	$(1,901.4)	$(87.8)	$13.0	$3,504.9
Net earnings	—	—	—	640.9	—	—	—	2.1	643.0
Other comprehensive earnings, net of tax	—	—	—	—	—	—	1.3	—	1.3
Common stock share repurchase	—	—	—	—	(41,398,647)	(999.9)	—	—	(999.9)
Stock options exercised, net of shares tendered for payment	9,348,933	4.6	139.2	—	—	—	—	—	143.8
Stock compensation expense	—	—	42.6	—	—	—	—	—	42.6
Issuance of restricted stock, net of shares withheld	—	—	(15.7)	—	576,454	10.6	—	—	(5.1)
Tax benefit of stock option plans	—	—	25.2	—	—	—	—	—	25.2
Balance at December 31, 2012	539,664,386	$269.8	$3,986.7	$2,061.4	(144,459,209)	$(2,890.7)	$(86.5)	$15.1	$3,355.8
Net earnings	—	$—	$—	$623.7	—	$—	$—	$2.8	$626.5
Other comprehensive loss, net of tax	—	—	—	—	—	—	(153.6)	—	(153.6)
Common stock share repurchase	—	—	—	—	(28,485,459)	(1,000.0)	—	—	(1,000.0)
Stock options exercised, net of shares tendered for payment	4,313,644	2.2	74.0	—	—	—	—	—	76.2
Stock compensation expense	—	—	47.0	—	—	—	—	—	47.0
Issuance of restricted stock, net of shares withheld	—	—	(19.6)	—	570,769	11.9	—	—	(7.7)
Tax benefit of stock option plans	—	—	15.5	—	—	—	—	—	15.5
Other	—	—	—	—	—	—	—	0.2	0.2
Balance at December 31, 2013	543,978,030	$272.0	$4,103.6	$2,685.1	(172,373,899)	$(3,878.8)	$(240.1)	$18.1	$2,959.9
Net earnings	—	$—	$—	$929.4	—	$—	$—	$3.7	$933.1
Other comprehensive loss, net of tax	—	—	—	—	—	—	(746.9)	—	(746.9)
Stock options exercised, net of shares tendered for payment	2,680,477	1.3	52.5	—	—	—	—	—	53.8
Stock compensation expense	—	—	66.0	—	—	—	—	—	66.0
Issuance of restricted stock, net of shares withheld		—	(40.2)	—	938,699	21.1	—	—	(19.1)
Tax benefit of stock option plans	—	—	30.9	—	—	—	—	—	30.9
Other	—	—	—	—	—	—	—	(1.7)	(1.7)
Balance at December 31, 2014	546,658,507	$273.3	$4,212.8	$3,614.5	(171,435,200)	$(3,857.7)	$(987.0)	$20.1	$3,276.0

See Notes to Consolidated Financial Statements

MYLAN INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2014	2013	2012
Cash flows from operating activities:
Net earnings	$933.1	$626.5	$643.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	566.6	516.0	546.6
Stock-based compensation expense	66.0	47.0	42.6
Change in estimated sales allowances	707.9	345.8	265.5
Deferred income tax benefit	(315.2)	(87.1)	(108.9)
Loss from equity method investments	91.4	34.6	16.8
Other non-cash items	139.1	127.1	219.2
Litigation settlements, net	7.4	(14.6)	(3.1)
Changes in operating assets and liabilities:
Accounts receivable	(939.1)	(553.5)	(354.8)
Inventories	(147.5)	(157.1)	(172.0)
Trade accounts payable	(0.3)	137.2	81.4
Income taxes	78.5	(1.1)	(50.0)
Deferred revenue	—	(0.2)	(19.8)
Other operating assets and liabilities, net	(173.1)	86.0	(157.5)
Net cash provided by operating activities	1,014.8	1,106.6	949.0
Cash flows from investing activities:
Capital expenditures	(325.3)	(334.6)	(305.3)
Change in restricted cash	(5.1)	(228.0)	7.0
Cash paid for acquisitions, net	(50.0)	(1,261.9)	—
Proceeds from sale of property, plant and equipment	8.9	25.3	16.3
Purchase of marketable securities	(19.9)	(19.3)	(9.9)
Proceeds from sale of marketable securities	20.2	10.6	8.1
Payments for product rights and other, net	(429.1)	(60.9)	(80.4)
Net cash used in investing activities	(800.3)	(1,868.8)	(364.2)
Cash flows from financing activities:
Payment of financing fees	(5.8)	(34.6)	(7.7)
Purchase of common stock	—	(1,000.0)	(999.9)
Change in short-term borrowings, net	(107.8)	141.4	174.3
Proceeds from issuance of long-term debt	2,235.0	4,974.7	2,043.4
Payment of long-term debt	(2,295.8)	(3,480.3)	(1,990.8)
Proceeds from exercise of stock options	53.8	76.2	143.8
Taxes paid related to net share settlement of equity awards	(27.7)	—	—
Payments for contingent consideration	(150.0)	—	—
Other items, net	30.9	15.5	25.4
Net cash (used in) provided by financing activities	(267.4)	692.9	(611.5)
Effect on cash of changes in exchange rates	(12.9)	10.6	1.6
Net decrease in cash and cash equivalents	(65.8)	(58.7)	(25.1)
Cash and cash equivalents — beginning of period	291.3	350.0	375.1
Cash and cash equivalents — end of period	$225.5	$291.3	$350.0
Supplemental disclosures of cash flow information —
Non-cash transaction:
Other current liabilities	$—	$250.0	$—
Cash paid during the period for:
Income taxes	$210.5	$189.6	$308.5
Interest	$273.8	$249.4	$246.8

See Notes to Consolidated Financial Statements

Mylan Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Unless otherwise indicated, the following discussion relates to Mylan Inc. prior to the consummation of the Transaction, defined below, on February 27, 2015.

1.	Nature of Operations

Mylan Inc. and its subsidiaries (collectively, the “Company,” “Mylan,” “our” or “we”) are engaged in the global development, licensing, manufacture, marketing and distribution of generic, brand and branded generic pharmaceutical products for resale by others and active pharmaceutical ingredients (“API”) through two segments, “Generics” and “Specialty.” The principal markets for Generics are proprietary and ethical pharmaceutical wholesalers and distributors, group purchasing organizations, drug store chains, independent pharmacies, drug manufacturers, institutions, and public and governmental agencies primarily within the United States (“U.S.”) and Canada (collectively, “North America”); Europe; and India, Australia, Japan, New Zealand and Brazil (collectively, “Rest of World”). Generics also focuses on developing API with non-infringing processes for both internal use and to partner with manufacturers in regulated markets such as the U.S. and the European Union (the “EU”) at market formation. The principal market for Specialty is pharmaceutical wholesalers and distributors, pharmacies and health care institutions primarily in the U.S.

2.	Summary of Significant Accounting Policies

Principles of Consolidation. The Consolidated Financial Statements include the accounts of Mylan and those of its wholly owned and majority-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. Investments in equity method affiliates are recorded at cost and adjusted for the Company’s share of the affiliates’ cumulative results of operations, capital contributions and distributions. Noncontrolling interests in the Company’s subsidiaries are recorded net of tax as net earnings attributable to noncontrolling interests. Certain prior year amounts have been reclassified from selling, general and administrative (“SG&A”) expense to other operating (income) expense, net to conform to the presentation for the current year. The reclassifications had no impact on the previously reported net earnings attributable to Mylan Inc. common shareholders.

Use of Estimates in the Preparation of Financial Statements. The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

Foreign Currencies. The Consolidated Financial Statements are presented in U.S. Dollars, the reporting currency of Mylan. Statements of Operations and Cash Flows of all of the Company’s subsidiaries that have functional currencies other than U.S. Dollars are translated at a weighted average exchange rate for the period for inclusion in the Consolidated Statements of Operations and Cash Flows, whereas assets and liabilities are translated at the end of the period exchange rates for inclusion in the Consolidated Balance Sheets. Translation differences are recorded directly in shareholders’ equity as foreign currency translation adjustments. Gains or losses on transactions denominated in a currency other than the subsidiaries’ functional currency, which arise as a result of changes in foreign currency exchange rates, are recorded in the Consolidated Statements of Operations.

Cash and Cash Equivalents. Cash and cash equivalents are comprised of highly liquid investments with an original maturity of three months or less at the date of purchase.

Marketable Securities. Marketable equity and debt securities classified as available-for-sale are recorded at fair value, with net unrealized gains and losses, net of income taxes, reflected in accumulated other comprehensive loss as a component of shareholders’ equity. Net realized gains and losses on sales of available-for-sale securities are computed on a specific security basis and are included in other expense (income), net, in the Consolidated Statements of Operations. Marketable equity and debt securities classified as trading securities are valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date, and realized and unrealized gains and losses are included in other expense (income), net, in the Consolidated Statements of Operations.

Concentrations of Credit Risk. Financial instruments that potentially subject the Company to credit risk consist principally of interest-bearing investments, derivatives and accounts receivable.

Mylan invests its excess cash in high-quality, liquid money market instruments, principally overnight deposits and highly rated money market funds. The Company maintains deposit balances at certain financial institutions in excess of federally insured amounts. Periodically, the Company reviews the creditworthiness of its counterparties to derivative transactions, and it does not expect to incur a loss from failure of any counterparties to perform under agreements it has with such counterparties.

Mylan performs ongoing credit evaluations of its customers and generally does not require collateral. Approximately 53% and 41% of the accounts receivable balances represent amounts due from three customers at December 31, 2014 and December 31, 2013, respectively. Total allowances for doubtful accounts were $25.7 million and $24.6 million at December 31, 2014 and December 31, 2013, respectively.

Inventories. Inventories are stated at the lower of cost or market, with cost principally determined by the first-in, first-out method. Provisions for potentially obsolete or slow-moving inventory, including pre-launch inventory, are made based on our analysis of inventory levels, historical obsolescence and future sales forecasts.

Property, Plant and Equipment. Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed and recorded on a straight-line basis over the assets’ estimated service lives (three to 18 years for machinery and equipment and other fixed assets and 15 to 39 years for buildings and improvements). Capitalized software is included in property, plant and equipment and is amortized over a period of three years. Capitalized software costs included on our Consolidated Balance Sheets were $116.3 million and $106.1 million, net of depreciation, at December 31, 2014 and 2013, respectively. The Company periodically reviews the original estimated useful lives of assets and makes adjustments when appropriate. Depreciation expense was approximately $172.8 million, $152.3 million and $160.2 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Intangible Assets and Goodwill. Intangible assets are stated at cost less accumulated amortization. Amortization is generally recorded on a straight-line basis over estimated useful lives ranging from five to 20 years. The Company periodically reviews the original estimated useful lives of intangible assets and makes adjustments when events indicate that a shorter life is appropriate.

The Company accounts for acquired businesses using the purchase method of accounting, which requires that the assets acquired and liabilities assumed be recorded at the date of acquisition at their respective fair values. The cost to acquire a business is allocated to the underlying net assets of the acquired business in proportion to their respective fair values. Amounts allocated to acquired in-process research and development (“IPR&D”) are capitalized at the date of an acquisition and, at the time, such IPR&D assets have indefinite lives. As products in development are approved for sale, amounts will be allocated to product rights and licenses and will be amortized over their estimated useful lives. Definite-lived intangible assets are amortized over the expected life of the asset. Any excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The Company reviews goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable based on management's assessment of the fair value of the Company's reporting units as compared to their related carrying value. Under the authoritative guidance issued by the Financial Accounting Standards Board (“FASB”), we have the option to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. If we determine that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the applied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value.

The judgments made in determining the estimated fair value assigned to each class of assets acquired and liabilities assumed, as well as asset lives, can materially impact the Company’s results of operations. Fair values and useful lives are determined based on, among other factors, the expected future period of benefit of the asset, the various characteristics of the asset and projected cash flows.

Contingent Consideration. Mylan records contingent consideration resulting from a business acquisition at its fair value on the acquisition date. Each reporting period thereafter, the Company revalues these obligations and records increases or decreases in their fair value as a charge (credit) to other operating (income) expense, net within the Consolidated Statements of Operations. Changes in the fair value of the contingent consideration obligations can result from adjustments to the discount rates, payment periods and adjustments in the probability of achieving future development steps, regulatory approvals, market launches, sales targets and profitability. These fair value measurements represent Level 3 measurements, as they are based on significant inputs not observable in the market.

Significant judgment is employed in determining the assumptions utilized as of the acquisition date and for each subsequent measurement period. Accordingly, changes in the assumptions described above could have a material impact on the Company’s consolidated results of operations.

Impairment of Long-Lived Assets. The carrying values of long-lived assets, which include property, plant and equipment and intangible assets with finite lives, are evaluated periodically in relation to the expected future undiscounted cash flows of the underlying assets and monitored for other potential triggering events. Adjustments are made in the event that estimated undiscounted net cash flows are less than the carrying value.

Indefinite-lived intangibles, principally IPR&D, are tested at least annually for impairment or upon the occurrence of a triggering event. The impairment test for IPR&D consists of a comparison of the asset’s fair value with its carrying value. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

Short-Term Borrowings. The Company’s subsidiaries in India have working capital facilities with several banks which are secured by its current assets. The working capital facilities have a weighted average interest rate of 10.9% at December 31, 2014.

Mylan Pharmaceuticals Inc. (“MPI”), a wholly owned subsidiary of the Company, also has a $400 million accounts receivable facility (“Receivables Facility”), which will expire in January 2018. Included in the Consolidated Balance Sheets at December 31, 2014 and December 31, 2013, respectively, are $325 million and $374 million of short-term borrowings, which are recorded as a secured loan. The receivables underlying any borrowings are included in accounts receivable, net, in the Consolidated Balance Sheets. There were $1.07 billion and $723.1 million of securitized accounts receivable at December 31, 2014 and 2013, respectively.

Revenue Recognition. Mylan recognizes net revenue for product sales when title and risk of loss pass to its customers and when provisions for estimates, including discounts, sales allowances, price adjustments, returns, chargebacks and other promotional programs, are reasonably determinable. The following briefly describes the nature of each provision and how such provisions are estimated.

Discounts are reductions to invoiced amounts offered to customers for payment within a specified period and are estimated upon sale utilizing historical customer payment experience.

Volume-based sales allowances are offered to key customers to promote customer loyalty and encourage greater product sales. These programs provide that upon the attainment of pre-established volumes or the attainment of revenue milestones for a specified period, the customer receives credit against purchases. Other promotional programs are incentive programs periodically offered to our customers. The Company is able to estimate provisions for volume-based sales allowances and other promotional programs based on the specific terms in each agreement at the time of sale.

Consistent with industry practice, Mylan maintains a return policy that allows customers to return product within a specified period prior and subsequent to the expiration date. The Company’s estimate of the provision for returns is generally based upon historical experience with actual returns.

Price adjustments, which include shelf stock adjustments, are credits issued to reflect decreases in the selling prices of products. Shelf stock adjustments are based upon the amount of product which the customer has remaining in its inventory at the time of the price reduction. Decreases in selling prices are discretionary decisions made by the Company to reflect market conditions. Amounts recorded for estimated price adjustments are based upon specified terms with direct customers, estimated launch dates of competing products, estimated declines in market price and, in the case of shelf stock adjustments, estimates of inventory held by the customer.

The Company has agreements with certain indirect customers, such as independent pharmacies, managed care organizations, hospitals, nursing homes, governmental agencies and pharmacy benefit management companies, which establish contract prices for certain products. The indirect customers then independently select a wholesaler from which to actually purchase the products at these contracted prices. Alternatively, certain wholesalers may enter into agreements with indirect customers that establish contract pricing for certain products, which the wholesalers provide. Under either arrangement, Mylan will provide credit to the wholesaler for any difference between the contracted price with the indirect party and the wholesaler’s invoice price. Such credits are called chargebacks. The provision for chargebacks is based on expected sell-through levels by our wholesaler customers to indirect customers, as well as estimated wholesaler inventory levels.

Accounts receivable are presented net of allowances relating to the above provisions. No significant revisions were made to the methodology used in determining these provisions during the years ended December 31, 2014 and 2013. Such allowances were $1.63 billion and $1.24 billion at December 31, 2014 and 2013, respectively. Other current liabilities included $581.3 million and $281.1 million at December 31, 2014 and 2013, respectively, for certain sales allowances and other adjustments that are paid to indirect customers.

Royalty or profit share revenue from licensees, which are based on third-party sales of licensed products and technology, is recorded in accordance with the contract terms, when third-party sales can be reliably measured and collection of the funds is reasonably assured. Royalty revenue is included in other revenue in the Consolidated Statements of Operations.

The Company recognizes contract manufacturing and other service revenue when the service is performed or when the Company’s partners take ownership and title has passed, collectability is reasonably assured, the sales price is fixed or determinable, and there is persuasive evidence of an arrangement.

The following table represents the percentage of consolidated third party net sales to Mylan’s major customers during 2014, 2013 and 2012.

	Percentage of Third Party Net Sales
	2014	2013	2012
McKesson Corporation	19%	14%	13%
AmeriSourceBergen Corporation	13%	10%	7%
Cardinal Health, Inc.	12%	15%	14%
Research and Development. Research and Development (“R&D”) expenses are charged to operations as incurred.

Income Taxes. Income taxes have been provided for using an asset and liability approach in which deferred income taxes reflect the tax consequences on future years of events that the Company has already recognized in the financial statements or tax returns. Changes in enacted tax rates or laws may result in adjustments to the recorded tax assets or liabilities in the period that the new tax law is enacted.

Earnings per Common Share. Basic earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed by dividing net earnings attributable to Mylan Inc. common shareholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding related to potentially dilutive securities or instruments, if the impact is dilutive.

On September 15, 2008, concurrent with the sale of $575 million aggregate principal amount of Cash Convertible Notes due 2015 (the “Cash Convertible Notes”), Mylan entered into convertible note hedge and warrant transactions with certain counterparties. In connection with the consummation of the Transaction, the terms of the convertible note hedge were adjusted so that the cash settlement value will be based on New Mylan ordinary shares. The terms of the warrant transactions were also adjusted so that, from and after the consummation of the Transaction, we may settle the obligations under the warrant transaction by delivering New Mylan ordinary shares. Pursuant to the warrant transactions, as adjusted, the Company has sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of New Mylan ordinary shares, subject to certain anti-dilution adjustments, which under most circumstances represents the maximum number of shares to which the Cash Convertible Notes relate (based on the conversion reference rate at the time of issuance). The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in the FASB Accounting Standards Codification (“ASC”) 815 Derivatives and Hedging (“ASC 815”); however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40 Contracts in Entity’s Own Equity (“ASC 815-40”), the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In September 2011, the Company entered into amendments with the counterparties to exchange the original warrants with exercise price of $20.00 (the “Old Warrants”) for new warrants with exercise price of $30.00 (the “New Warrants”).

Approximately 41.0 million Old Warrants were exchanged for New Warrants. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants. The New Warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the New Warrants have also been recorded in shareholders’ equity in the Consolidated Balance Sheets. The dilutive impact of the Old and New Warrants are included in the calculation of diluted earnings per share based upon the average market value of the Company’s common stock during the period as compared to the exercise price. For the year ended December 31, 2014, 2013 and 2012, 17.7 million, 5.1 million and 0.3 million, respectively, warrants were included in the calculation of diluted earnings per share.

In connection with the consummation of the Transaction, as discussed in Note 3, the terms of the convertible note hedge were adjusted so that the settlement value will be based on New Mylan ordinary shares. The terms of the warrant transactions were also adjusted so that, from and after the consummation of the Transaction, we may settle the obligations under the warrant transaction by delivering New Mylan ordinary shares.

The Board of Directors periodically authorizes the Company to repurchase common stock in the open market or through other methods. The Company repurchased approximately 28.5 million common shares at a cost of approximately $1.0 billion in 2013 and approximately 41.4 million common shares at a cost of approximately $1.0 billion in 2012. These amounts reflect transactions executed through December 31st of each year. Basic and diluted earnings per common share attributable to Mylan Inc. are calculated as follows:

	Year Ended December 31,
(In millions, except per share amounts)	2014	2013	2012
Basic earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. common shareholders	$929.4	$623.7	$640.9
Shares (denominator):
Weighted average common shares outstanding	373.7	383.3	415.2
Basic earnings per common share attributable to Mylan Inc. common shareholders	$2.49	$1.63	$1.54

Diluted earnings attributable to Mylan Inc. common shareholders (numerator):
Net earnings attributable to Mylan Inc. common shareholders	$929.4	$623.7	$640.9
Shares (denominator):
Weighted average common shares outstanding	373.7	383.3	415.2
Stock-based awards and warrants	24.3	11.2	5.0
Total dilutive shares outstanding	398.0	394.5	420.2
Diluted earnings per common share attributable to Mylan Inc. common shareholders	$2.34	$1.58	$1.52

Additional stock options or restricted stock awards were outstanding during the years ended December 31, 2014, 2013 and 2012 but were not included in the computation of diluted earnings per share for each respective period, because the effect would be anti-dilutive. Such anti-dilutive stock options or restricted stock awards represented 6.1 million, 1.0 million and 4.8 million shares for the years ended December 31, 2014, 2013 and 2012, respectively.

Stock-Based Compensation. The fair value of stock-based compensation is recognized as expense in the Consolidated Statements of Operations over the vesting period.

Derivatives. From time to time the Company may enter into derivative financial instruments (mainly foreign currency exchange forward contracts, interest rate swaps and purchased equity call options) designed to: 1) hedge the cash flows resulting from existing assets and liabilities and transactions expected to be entered into over the next twenty-four months in currencies other than the functional currency, 2) hedge the variability in interest expense on floating rate debt, 3) hedge the fair value of fixed-rate notes, 4) hedge against changes in interest rates that could impact future debt issuances, or 5) hedge cash or share payments required on conversion of issued convertible notes. Derivatives are recognized as assets or liabilities in the Consolidated Balance Sheets at their fair value. When the derivative instrument qualifies as a cash flow hedge, changes in the fair value are included in earnings or deferred through other comprehensive earnings depending on the nature and effectiveness of the offset. If a derivative instrument qualifies as a fair value hedge, the changes in the fair value, as well as the offsetting changes in the fair value of the hedged items, are included in interest expense. When such instruments do not qualify for hedge accounting the changes in fair value are recorded in the Consolidated Statements of Operations within other expense (income), net.

Financial Instruments. The Company’s financial instruments consist primarily of short-term and long-term debt, interest rate swaps, forward contracts, and option contracts. The Company’s financial instruments also include cash and cash equivalents as well as accounts and other receivables and accounts payable, the fair values of which approximate their carrying values. As a policy, the Company does not engage in speculative or leveraged transactions.

The Company uses derivative financial instruments for the purpose of hedging foreign currency and interest rate exposures, which exist as part of ongoing business operations or to hedge cash or share payments required on conversion of issued convertible notes. The Company carries derivative instruments on the Consolidated Balance Sheets at fair value, determined by reference to market data such as forward rates for currencies, implied volatilities, and interest rate swap yield curves. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and, if so, the reason for holding it.

Recent Accounting Pronouncements. In May 2014, the FASB issued revised accounting guidance on revenue recognition that will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principal of this guidance is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. This guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance is effective for fiscal years beginning after December 15, 2016, and for interim periods within those fiscal years and can be applied using a full retrospective or modified retrospective approach. The Company is currently assessing the impact of the adoption of this guidance on its financial position, results of operations and cash flows.

3.	Acquisitions and Other Transactions
Abbott Branded Generics Business
On July 13, 2014, the Company entered into a definitive agreement with Abbott Laboratories (“Abbott”) to acquire Abbott’s non-U.S. developed markets specialty and branded generics business (the “Business”) in an all-stock transaction. On November 4, 2014, the Company and Abbott entered into an amended and restated definitive agreement implementing the transaction (the “Transaction Agreement”). The transaction, defined below, closed on February 27, 2015, after receiving approval from Mylan’s shareholders on January 29, 2015. At closing, Abbott transferred the Business to Mylan N.V., (“New Mylan”) in exchange for 110 million ordinary shares of New Mylan. Immediately after the transfer of the Business, Mylan merged with a wholly owned subsidiary of New Mylan, (together with the transfer of the Business, the “Transaction”) with Mylan becoming a wholly owned indirect subsidiary of New Mylan. Mylan’s outstanding common stock was exchanged on a one to one basis for New Mylan ordinary shares. As a result of the Transaction, New Mylan’s corporate seat is located in Amsterdam, the Netherlands, and its principal executive offices are located in Potters Bar, United Kingdom. New Mylan will also have global centers of excellence in the U.S., Europe and India.

The Business includes more than 100 specialty and branded generic pharmaceutical products in five major therapeutic areas and includes several patent protected, novel and/or hard-to-manufacture products. As a result of the acquisition, Mylan N.V. has significantly expanded and strengthened its product portfolio in Europe, Japan, Canada, Australia and New Zealand.

The purchase price of the Transaction, which was on a debt-free basis, was $6.31 billion based on the closing price of Mylan stock as of the Transaction closing date, as reported by the NASDAQ Stock Market. As a result of the Transaction, Mylan shareholders own approximately 78% of New Mylan and Abbott’s affiliates own approximately 22% of New Mylan. New Mylan and Abbott entered into a shareholder agreement in connection with the Transaction.

In accordance with U.S. GAAP, New Mylan will use the purchase method of accounting to account for this Transaction with Mylan being treated as the accounting acquirer. Under the purchase method of accounting, the assets acquired and liabilities assumed in the Transaction will be recorded at their respective estimated fair values at the acquisition date. Approximately $50 million of expenses were incurred during the year ended December 31, 2014 that related to this acquisition.

Due to the limited time since the acquisition date and limitations on access to Abbott’s financial information prior to the acquisition date, the initial accounting for the business combination was incomplete at March 2, 2015. As a result, the Company was unable to provide amounts recognized as of the acquisition date for major classes of assets and liabilities acquired and resulting from the Transaction, including information related to contingencies and goodwill. The Company anticipates that the majority of the goodwill will be assigned to the Generics segment and does not currently expect the goodwill recognized to be deductible for income tax purposes. Also, because the initial accounting for the Transaction is incomplete, the Company was unable to provide the supplemental pro forma revenue and earnings of the combined entity. Mylan N.V. will include this information in the Quarterly Report on Form 10-Q for the three months ended March 31, 2015.

Agila Specialties
On February 27, 2013, the Company announced that it had signed definitive agreements to acquire the Agila Specialties businesses (“Agila”), a developer, manufacturer and marketer of high-quality generic injectable products, from Strides Arcolab Limited (“Strides Arcolab”). The transaction closed on December 4, 2013, and the total purchase price was approximately $1.43 billion (net of cash acquired of $3.4 million), which included estimated contingent consideration of $250 million. During the third quarter of 2014, the Company entered into an agreement with Strides Arcolab to settle a portion of the contingent consideration for $150 million, for which the Company accrued $230 million at the acquisition date. As a result of this agreement, the Company recognized a gain of $80 million during the year ended December 31, 2014, which is included in other operating (income) expense, net in the Consolidated Statements of Operations. The remaining contingent consideration, which could total a maximum of $211 million, is primarily related to the satisfaction of certain regulatory conditions, including potential regulatory remediation costs and the resolution of certain pre-acquisition contingencies. The acquisition of Agila significantly expanded and strengthened Mylan injectables platform and portfolio, and also provided Mylan entry into certain new geographic markets.

In accordance with U.S. GAAP, the Company used the purchase method of accounting to account for this transaction. Under the purchase method of accounting, the assets acquired and liabilities assumed in the transaction were recorded at their respective estimated fair values at the acquisition date. During the six months ended June 30, 2014, adjustments were made to the preliminary amounts recorded at December 31, 2013 primarily related to working capital and deferred taxes. These adjustments are reflected in the values presented below and in the updated December 31, 2013 Consolidated Balance Sheet. The allocation of the $1.43 billion purchase price to the assets acquired and liabilities assumed for Agila is as follows:

(In millions)
Current assets (excluding inventories)	$45.5
Inventories	37.3
Property, plant and equipment	146.2
Identified intangible assets	280.0
In-process research and development	436.0
Goodwill	936.6
Other assets (including equity method investment)	152.8
Total assets acquired	2,034.4
Current liabilities	(242.0)
Deferred tax liabilities	(235.1)
Other non-current liabilities	(123.6)
Net assets acquired	$1,433.7

The amount allocated to IPR&D represents an estimate of the fair value of purchased in-process technology for research projects that, as of the closing date of the acquisition, had not reached technological feasibility and had no alternative future use. The fair value of the IPR&D was based on the excess earnings method, which utilizes forecasts of expected cash inflows (including estimates for ongoing costs) and other contributory charges. A discount rate of 13.0% was utilized to discount net cash inflows to present values. IPR&D is accounted for as an indefinite-lived intangible asset and will be subject to impairment testing until completion or abandonment of the projects. Upon successful completion and launch of each product, the Company will make a determination of the estimated useful life of the individual IPR&D asset. The acquired IPR&D projects are in various stages of completion and the estimated costs to complete these projects total approximately $30 million which is expected to be incurred through 2015. There are risks and uncertainties associated with the timely and successful completion of the projects included in IPR&D, and no assurances can be given that the underlying assumptions used to estimate the fair value of IPR&D will not change or the timely completion of each project to commercial success will occur.

The identified intangible assets of $280 million are comprised of $221 million of product rights and licenses that have a weighted average useful life of eight years and $59 million of customer relationships that have a weighted average useful life of five years. The equity method investment of $125 million represents the fair value of Agila’s 50% interest in Sagent Agila LLC (“Sagent Agila”). Payments for product rights and other, net on the Consolidated Statements of Cash Flows for the year ended December 31, 2014, includes payments totaling $120 million to acquire certain commercialization rights in the U.S. and other countries. The goodwill of $937 million arising from the acquisition consisted largely of the value of the employee workforce and the value of products to be developed in the future. All of the goodwill was assigned to Mylan’s Generics segment. At the date of the acquisition, the Company estimated that none of the goodwill recognized would be deductible for income tax purposes. As a result of a legal merger of the Indian subsidiaries of Agila with Mylan Laboratories Limited, which was approved by the relevant Indian regulatory authorities during the third quarter of 2014, approximately $711 million of goodwill related to the acquisition of Agila will be deductible for tax purposes, refer to Note 9 Income Taxes for additional information.

Significant assumptions utilized in the valuation of identified intangible assets, the equity method investment and IPR&D were based on company specific information and projections which are not observable in the market and are thus considered Level 3 measurements as defined by U.S. GAAP.

Approximately $49.8 million of expenses were incurred during the year ended December 31, 2013 that related to this acquisition.

Unaudited Pro Forma Financial Results
The following table presents supplemental unaudited pro forma information as if the acquisition of Agila had occurred on January 1, 2012. The unaudited pro forma results reflect certain adjustments related to past operating performance and acquisition accounting adjustments, such as increased amortization expense based on the fair valuation of assets acquired, the impact of acquisition financing, transaction costs and the related income tax effects. The unaudited pro forma results do not include any anticipated synergies which may be achievable subsequent to the acquisition date. Accordingly, the unaudited pro forma results are not necessarily indicative of the results that actually would have occurred had the acquisition been completed on January 1, 2012, nor are they indicative of the future operating results of the combined company.

	Year Ended December 31,
	2013	2012
(In millions, except per share amounts)	(Unaudited)
Total revenues	$7,109	$7,036
Net earnings attributable to Mylan Inc. common shareholders	$443	$530
Earnings per common share attributable to Mylan Inc. common shareholders
Basic	$1.16	$1.28
Diluted	$1.12	$1.26
Weighted average common shares outstanding:
Basic	383.3	415.2
Diluted	394.5	420.2

Other Transactions
On February 2, 2015, the Company signed a definitive agreement to acquire certain female health care businesses of Famy Care Limited (“Famy Care”), a specialty women’s health care company with global leadership in generic oral contraceptive products. The purchase price is $750 million in cash plus additional contingent payments of up to $50 million. The transaction is expected to close in the second half of 2015, subject to regulatory approvals and certain closing conditions.
On January 30, 2015, the Company entered into a development and commercialization collaboration with Theravance Biopharma, Inc. (“Theravance Biopharma”) for the development and, subject to U.S. Food and Drug Administration (“FDA”) approval, commercialization of TD-4208, a novel once-daily nebulized long-acting muscarinic antagonist (“LAMA”) for chronic obstructive pulmonary disease (“COPD”) and other respiratory diseases. Under the terms of the agreement, Mylan and Theravance Biopharma will co-develop nebulized TD-4208 for COPD and other respiratory diseases. Theravance Biopharma will lead the U.S. registrational development program and Mylan will be responsible for reimbursement of Theravance Biopharma's costs for that program up until the approval of the first new drug application, after which costs will be shared. In addition, Mylan will be responsible for commercial manufacturing. In the U.S., Mylan will lead commercialization and Theravance Biopharma will retain the right to co-promote the product under a profit-sharing arrangement. In addition to funding the U.S. registrational development program, Mylan will pay Theravance Biopharma an initial payment of $15 million in the second quarter of 2015 and made a $30 million equity investment in Theravance Biopharma. Under the terms of the agreement, Theravance Biopharma is eligible to receive potential development and sales milestone payments totaling $220 million in the aggregate.

On September 10, 2014, the Company entered into an agreement with Aspen Global Incorporated to acquire the U.S. commercialization, marketing and intellectual property rights related to Arixtra® Injection (“Arixtra”) and the authorized generic rights of Arixtra. The purchase price for this intangible asset was $300 million, of which $225 million was paid at the closing of the transaction on September 25, 2014. An additional $37.5 million was paid during the fourth quarter 2014, and is included in payments for product rights and other, net on the Consolidated Statements of Cash Flows. The remaining $37.5 million is held in escrow and will be released upon satisfaction of certain conditions. The asset will be amortized over an estimated useful life of ten years.
On June 30, 2014, the Company acquired certain product rights and other intangible assets in, or for, Australia, New Zealand and Brazil. In accordance with U.S. GAAP, the Company used the purchase method of accounting to account for this transaction. The purchase price for these assets was $50.0 million. The purchase price allocation resulted in approximately $36.7 million of intangible assets which were included in product rights and licenses, and goodwill of approximately $13.3 million which was assigned to Mylan’s Generics segment. Significant assumptions utilized in the valuation of identified intangible assets were based on company specific information and projections which are not observable in the market and are thus considered Level 3 measurements as defined by U.S. GAAP. The acquisition did not have a material impact on the Company’s results of operations since the acquisition date.
Beginning in 2013, we established an exclusive long-term strategic collaboration with Pfizer Japan Inc. (“Pfizer Japan”) to develop, manufacture, distribute and market generic drugs in Japan. Under the agreement, both parties operate separate legal entities in Japan and collaborate on current and future generic products, sharing the costs and profits resulting from the collaboration. Mylan Japan’s responsibilities primarily consist of managing operations, including R&D and manufacturing. Pfizer Japan’s responsibilities primarily consist of the commercialization of the combined generics portfolio and managing a combined marketing and sales effort.

During 2013, the Company completed the acquisition of four separate manufacturing operations located in India. The aggregate purchase price was approximately $76 million in cash. As part of the purchase price allocations, goodwill in the aggregate of approximately $20 million was recognized within the Generics segment. The acquisitions did not have a material impact on the Company’s results of operations since the acquisition dates.

4.	Balance Sheet Components

Selected balance sheet components consist of the following:

(In millions)	December 31, 2014	December 31, 2013
Inventories:
Raw materials	$549.5	$482.8
Work in process	298.4	310.0
Finished goods	803.5	864.1
	$1,651.4	$1,656.9

Property, plant and equipment:
Land and improvements	$88.3	$75.1
Buildings and improvements	826.4	747.0
Machinery and equipment	1,739.3	1,698.4
Construction in progress	301.8	207.7
	2,955.8	2,728.2
Less accumulated depreciation	1,170.1	1,062.7
	$1,785.7	$1,665.5

(In millions)	December 31, 2014	December 31, 2013
Other current liabilities:
Legal and professional accruals, including litigation accruals	$81.8	$145.8
Payroll and employee benefit plan accruals	282.6	288.8
Accrued sales allowances	581.3	281.1
Accrued interest	63.8	68.5
Fair value of financial instruments	52.2	74.3
Other	372.4	538.1
	$1,434.1	$1,396.6

Contingent consideration included in other current liabilities is $20 million and $250 million at December 31, 2014 and 2013, respectively. Contingent consideration included in other long-term obligations is $450.0 million and $414.6 million at December 31, 2014 and 2013, respectively. Included in prepaid expenses and other current assets is $134.1 million and $129.5 million of restricted cash at December 31, 2014 and 2013, respectively. An additional $100 million of restricted cash is classified as a component of other long-term assets at December 31, 2014 and 2013, principally related to amounts deposited in escrow, or restricted accounts, for potential contingent consideration payments related to the Agila acquisition.

The Company’s equity method investments in clean energy investments, whose activities qualify for income tax credits under Section 45 of the Internal Revenue Code of 1986, as amended (the “Code”), totaled $437.5 million and $401.7 million at December 31, 2014 and 2013, respectively, and are included in other assets in the Consolidated Balance Sheets. Liabilities related to these investments totaled $472.7 million and $415.4 million at December 31, 2014 and 2013, respectively. At December 31, 2014, $412.9 million of these liabilities are included in other long-term obligations and $59.8 million are included in other current liabilities in the Consolidated Balance Sheets.
As part of the Agila acquisition, the Company acquired a 50% interest in Sagent Agila, which was established in 2007 between Agila and Sagent Pharmaceuticals, Inc. and is accounted for using the equity method of accounting. Sagent Agila was established to allow for the development, manufacturing and distribution of certain generic injectable products in the U.S. market. The initial term of the venture expires upon the tenth anniversary of its formation. The fair value of the 50% interest was valued at $125 million and is accounted for using the equity method of accounting. The equity method investment included in other assets totaled $109.9 million and $123.2 million at December 31, 2014 and 2013, respectively, in the Consolidated Balance Sheets.

5.	Goodwill and Other Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows:

(In millions)	Generics Segment	Specialty Segment	Total
Balance at December 31, 2012:
Goodwill	$3,194.1	$706.5	$3,900.6
Accumulated impairment losses	—	(385.0)	(385.0)
	3,194.1	321.5	3,515.6
Acquisitions	956.4	—	956.4
Transfers (1)	(27.6)	27.6	—
Foreign currency translation	(131.5)	—	(131.5)
	3,991.4	349.1	4,340.5
Balance at December 31, 2013:
Goodwill	3,991.4	734.1	4,725.5
Accumulated impairment losses	—	(385.0)	(385.0)
	3,991.4	349.1	4,340.5
Acquisitions	13.3	—	13.3
Divestment	(10.5)	—	(10.5)
Foreign currency translation	(294.0)	—	(294.0)
	3,700.2	349.1	4,049.3
Balance at December 31, 2014:
Goodwill	3,700.2	734.1	4,434.3
Accumulated impairment losses	—	(385.0)	(385.0)
	$3,700.2	$349.1	$4,049.3
____________

(1)
As a result of the January 1, 2013 reorganization of certain components between the Generics and Specialty segments, the Company was required to reassign a portion of the carrying amount of goodwill to the Specialty segment.

Intangible assets consist of the following components at December 31, 2014 and 2013:

(In millions)	Weighted Average Life (Years)	Original Cost	Accumulated Amortization	Net Book Value
December 31, 2014
Amortized intangible assets:
Patents and technologies	20	$116.6	$99.2	$17.4
Product rights and licenses	10	3,617.0	2,127.8	1,489.2
Other (1)	8	162.2	70.6	91.6
		3,895.8	2,297.6	1,598.2
In-process research and development		748.9	—	748.9
		$4,644.7	$2,297.6	$2,347.1
December 31, 2013
Amortized intangible assets:
Patents and technologies	20	$116.6	$93.8	$22.8
Product rights and licenses	10	3,559.5	2,018.1	1,541.4
Other (1)	8	174.0	59.4	114.6
		3,850.1	2,171.3	1,678.8
In-process research and development		839.1	—	839.1
		$4,689.2	$2,171.3	$2,517.9
____________

(1)	Other intangibles consist principally of customer lists and contracts.

Product rights and licenses are primarily comprised of the products marketed at the time of acquisition. These product rights and licenses relate to numerous individual products, the net book value of which, by therapeutic category, is as follows:

(In millions)	December 31, 2014	December 31, 2013
Allergy	$82.5	$95.9
Anti-infectives	152.8	194.2
Antineoplastic	123.7	147.4
Cardiovascular	175.0	235.8
Central Nervous System	199.5	211.2
Dermatological	65.9	79.6
Endocrine and Metabolic	54.8	72.4
Gastrointestinal	67.6	95.2
Hematological Agents	294.5	14.9
Respiratory System	78.3	147.4
Other (1)	194.6	247.4
	$1,489.2	$1,541.4
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of total product rights and licenses.

Amortization expense, which is classified primarily within cost of sales in the Consolidated Statements of Operations, for the years ended December 31, 2014, 2013 and 2012 was $393.8 million, $363.7 million and $386.4 million, respectively. Amortization expense for the years ended December 31, 2014, 2013 and 2012 includes intangible asset impairment charges of $27.7 million, $18.0 million and $41.6 million, respectively. Excluding the impact of the Transaction, amortization expense is expected to be approximately $363 million, $281 million, $239 million, $195 million and $132 million for the years ended December 31, 2015 through 2019, respectively.

Indefinite-lived intangibles, such as the Company’s IPR&D assets, are tested at least annually for impairment, but they may be tested whenever certain impairment indicators are present. Impairment is determined to exist when the fair value is less than the carrying value of the assets being tested.

The Company performed its annual impairment review of certain IPR&D assets during the third quarter of 2014. This review of IPR&D assets principally relates to assets acquired as part of the Agila acquisition in December 2013, the respiratory delivery platform acquisition in December 2011 and the Bioniche Pharma acquisition in September 2010. During the year ended December 31, 2014, the Company recorded $17.7 million of impairment charges related to the Agila IPR&D assets, which was recorded as a component of amortization expense. For the year ended December 31, 2013, the Company recorded $18.0 million of impairment charges related to the Bioniche Pharma IPR&D assets, which was recorded as a component of amortization expense. These impairment charges resulted from the Company’s estimate of the fair value of these assets, which was based upon updated forecasts and commercial development plans, compared with the assigned fair values at the acquisition date. The fair value was determined based upon detailed valuations employing the income approach which utilized Level 3 inputs, as defined in Note 6. The fair value of IPR&D was calculated as the present value of the estimated future net cash flows using a market rate of return. The assumptions inherent in the estimated future cash flows include, among other things, the impact of changes to the development programs, the projected development and regulatory time frames and the current competitive environment. Discount rates ranging between 10% and 12% were utilized in the valuations performed during the third quarter of 2014. A discount rate of approximately 10% was utilized in each valuation during the third quarter of 2013. Changes to any of the Company’s assumptions may result in a further reduction to the estimated fair value of the IPR&D asset. During the years ended December 31, 2014 and 2013, approximately $60.3 million and $6.5 million, respectively, was reclassified from acquired IPR&D to product rights and licenses.

In addition, the Company monitors long-lived intangible assets for potential triggering events or changes in circumstances that would indicate that the carrying amount of the asset may not be recoverable. During the year ended December 31, 2014, the Company recorded impairment charges of approximately $10.0 million related to product rights and licenses, which was recorded as a component of amortization expense.

Also during the year ended December 31, 2014, the Company made cash payments of approximately $383 million for products rights and licenses, of which approximately $120 million related to the Company’s purchase of certain commercialization rights in the U.S. and other countries related to the Agila acquisition and approximately $263 million related to the Company’s purchase of the U.S. commercialization, marketing and intellectual property rights of Arixtra and the authorized generic rights of Arixtra.

6.	Financial Instruments and Risk Management
Mylan is exposed to certain financial risks relating to its ongoing business operations. The primary financial risks that are managed by using derivative instruments are foreign currency risk, interest rate risk and equity risk.

Foreign Currency Risk Management
In order to manage foreign currency risk, Mylan enters into foreign exchange forward contracts to mitigate risk associated with changes in spot exchange rates of mainly non-functional currency denominated assets or liabilities. The foreign exchange forward contracts are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any gains or losses on the foreign exchange forward contracts are recognized in earnings in the period incurred in the Consolidated Statements of Operations.

The Company has also entered into forward contracts to hedge forecasted foreign currency denominated sales from certain international subsidiaries. These contracts are designated as cash flow hedges to manage foreign currency transaction risk and are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets. Any changes in fair value are included in earnings or deferred through accumulated other comprehensive earnings (“AOCE”), depending on the nature and effectiveness of the offset.

Interest Rate Risk Management
The Company enters into interest rate swaps in order to manage interest rate risk associated with the Company’s fixed- and floating-rate debt. These derivative instruments are measured at fair value and reported as current assets or current liabilities on the Consolidated Balance Sheets.

The Company’s interest rate swaps designated as cash flow hedges fix the interest rate on a portion of the Company’s variable-rate debt or hedge part of the Company’s interest rate exposure associated with the variability in the future cash flows attributable to changes in interest rates. Any changes in fair value are included in earnings or deferred through AOCE, depending on the nature and effectiveness of the offset. Any ineffectiveness in a cash flow hedging relationship is recognized immediately in earnings in the Consolidated Statements of Operations. In conjunction with a senior notes offering during the second quarter of 2013 and the related repayment of the Company’s variable-rate 2011 Term Loans (the “2011 Term Loans”) (see Note 7), the Company terminated all existing interest rate swaps that had previously fixed the interest rate on a portion of the Company’s variable-rate 2011 Term Loans. As a result, during the year ended December 31, 2013, approximately $0.8 million that had previously been classified in AOCE was recognized into other expense (income), net, as the forecasted transaction was no longer probable of occurring. In addition, $750 million of floating-rate debt interest rate swaps that were extended through forward-starting swaps were terminated during the year ended December 31, 2013 in the transaction described above. There were no interest rate swaps on floating-rate debt as of December 31, 2014 or December 31, 2013.

In anticipation of issuing fixed-rate debt, the Company may use treasury rate locks or forward starting interest rate swaps that are designated as cash flow hedges. During the first and third quarters of 2013, the Company entered into a series of forward starting swaps to hedge against changes in interest rates that could impact the Company’s expected financing of the acquisition of Agila. These interest rate swaps were designated as cash flow hedges of expected future interest payments. In February 2013, the Company executed interest rate swaps with a notional value of $1.07 billion. In September 2013, the terms of these swaps were extended to an effective date in November 2013 and the Company executed an additional $930 million of notional value of interest rate swaps with an effective date in November 2013. In November 2013 all of the swaps were terminated in conjunction with the completion of the financing of the Agila acquisition. A gain of $41.2 million was recorded in AOCE, which is being amortized over the term of the related financing transactions. In addition, $0.8 million of hedge ineffectiveness was recorded in other expense (income), net.

In April 2013, the Company entered into a series of forward starting swaps to hedge against changes in interest rates that could impact future debt issuances. These swaps are designated as cash flow hedges of expected future interest payments related to these issuances. The Company executed $1.80 billion of notional value swaps with effective dates ranging from December 2014 to August 2015. These swaps have maturities of ten years.

In August 2014, the Company entered into a series of forward starting swaps to hedge against changes in interest rates that could impact future debt issuances. These swaps are designed as cash flow hedges of expected future issuances of long-term bonds. The Company executed $575 million of notional value swaps with an effective date of September 2015. These swaps have a maturity of ten years.
In December 2014, the Company terminated certain forward starting swaps designated as cash flow hedges of expected future issuances of long-term bonds. As a result of this termination, the Company has recognized a loss of approximately $14.6 million during the year ended December 31, 2014.

The Company's interest rate swaps designated as fair value hedges convert the fixed rate on a portion of the Company's fixed-rate senior notes to a variable rate. These interest rate swaps designated as fair value hedges are measured at fair value and reported as assets or current liabilities in the Consolidated Balance Sheets. Any changes in the fair value of these derivative instruments, as well as the offsetting change in fair value of the portion of the fixed-rate debt being hedged, is included in interest expense. In June 2013, the Company entered into interest rate swaps with a notional value of $500 million that were designated as hedges of the Company’s 1.800% Senior Notes due 2016. In December 2013, the Company entered into interest rate swaps with a notional value of $750 million that were designated as hedges of the Company’s 3.125% Senior Notes due 2023. The variable rate was 0.57% at December 31, 2014. The total notional amount of the Company’s interest rate swaps on fixed-rate debt was $750 million and $1.8 billion as of December 31, 2014 and 2013, respectively.

In October 2014, the Company terminated certain fair value swaps that had previously fixed the interest rate on its 1.800% Senior Notes due 2016. As a result, during the year ended December 31, 2014, the Company recognized a gain of approximately $0.4 million. This amount will be amortized to earnings over the remaining life of the 1.350% Senior Notes due 2016.

In November 2014, in conjunction with the redemption of the Company’s 6.000% Senior Notes due 2018, the Company’s counterparties exercised their right to terminate certain swaps that had been designated as a fair value hedge on a portion of the Company’s 6.000% Senior Notes due 2018. As a result, during the year ended December 31, 2014, the Company received a payment of approximately $15 million related to the swap termination, which was recognized into other expense (income), net.

Certain derivative instrument contracts entered into by the Company are governed by Master Agreements, which contain credit-risk-related contingent features that would allow the counterparties to terminate the contracts early and request immediate payment should the Company trigger an event of default on other specified borrowings. The aggregate fair value of all such contracts that are in a liability position at December 31, 2014 is $19.6 million. The Company is not subject to any obligations to post collateral under derivative instrument contracts.

The Company maintains significant credit exposure arising from the convertible note hedge on its Cash Convertible Notes. In connection with the consummation of the Transaction, the Company and New Mylan executed a supplemental indenture that amended the indenture governing the Cash Convertible Notes so that, among other things, all relevant determinations for purposes of the cash conversion rights to which holders may be entitled from time-to-time in accordance with such indenture shall be made by reference to the New Mylan ordinary shares. As adjusted in connection with the consummation of the Transaction, holders may convert their Cash Convertible Notes subject to certain conversion provisions determined by a) the market price of New Mylan’s ordinary shares, b) specified distributions to common shareholders, c) a fundamental change, as defined in the indenture governing the Cash Convertible Notes, or d) certain time periods specified in the indenture governing the Cash Convertible Notes. The conversion feature can only be settled in cash and, therefore, it is bifurcated from the Cash Convertible Notes and treated as a separate derivative instrument. In order to offset the cash flow risk associated with the cash conversion feature, the Company entered into a convertible note hedge with certain counterparties. In connection with the consummation of the Transaction, the terms of the convertible note hedge were adjusted so that the cash settlement value will be based on New Mylan ordinary shares. Both the cash conversion feature and the purchased convertible note hedge are measured at fair value with gains and losses recorded in the Company’s Consolidated Statements of Operations. Also, in conjunction with the issuance of the Cash Convertible Notes, the Company entered into several warrant transactions with certain counterparties. In connection with the consummation of the Transaction, the terms of the warrants were also adjusted so that, from and after the consummation of the Transaction, we may settle the obligations under the warrant transaction by delivering New Mylan ordinary shares. The warrants meet the definition of derivatives; however, because these instruments have been determined to be indexed to the Company’s own stock, and have been recorded in shareholders’ equity in the Company’s Consolidated Balance Sheets, the instruments are exempt from the scope of U.S. GAAP guidance regarding accounting for derivative instruments and hedging activities and are not subject to the fair value provisions set forth therein.

At December 31, 2014, the convertible note hedge had a total fair value of $1.85 billion, which reflects the maximum loss that would be incurred should the parties fail to perform according to the terms of the contract. The counterparties are highly rated diversified financial institutions with both commercial and investment banking operations. The counterparties are required to post collateral against this obligation should they be downgraded below thresholds specified in the contract. Eligible collateral is comprised of a wide range of financial securities with a valuation discount percentage reflecting the associated risk.

The Company regularly reviews the creditworthiness of its financial counterparties and does not expect to incur a significant loss from failure of any counterparties to perform under any agreements.

The Company records all derivative instruments on a gross basis in the Consolidated Balance Sheets. Accordingly, there are no offsetting amounts that net assets against liabilities. The asset and liability balances presented in the tables below reflect the gross amounts of derivatives recorded in the Company’s Consolidated Financial Statements.

Fair Values of Derivative Instruments
Derivatives Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2014		December 31, 2013
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Prepaid expenses and other current assets	$30.4	Prepaid expenses and other current assets	$90.3
Foreign currency forward contracts	Prepaid expenses and other current assets	12.9	Prepaid expenses and other current assets	—
Interest rate swaps	Other assets	—	Other assets	93.1
Total		$43.3		$183.4

	Liability Derivatives
	December 31, 2014		December 31, 2013
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Interest rate swaps	Other current liabilities	$49.9	Other current liabilities	$15.8
Foreign currency forward contracts	Other current liabilities	—	Other current liabilities	53.1
Total		$49.9		$68.9

Fair Values of Derivative Instruments
Derivatives Not Designated as Hedging Instruments

	Asset Derivatives
	December 31, 2014		December 31, 2013
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Prepaid expenses and other current assets	$5.5	Prepaid expenses and other current assets	$6.4
Purchased cash convertible note hedge	Prepaid expenses and other current assets	1,853.5	Other assets	1,303.0
Total		$1,859.0		$1,309.4

	Liability Derivatives
	December 31, 2014		December 31, 2013
(In millions)	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Foreign currency forward contracts	Other current liabilities	$2.3	Other current liabilities	$5.4
Cash conversion feature of Cash Convertible Notes	Current portion of long-term debt and other long-term obligations	1,853.5	Long-term debt	1,303.0
Total		$1,855.8		$1,308.4

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Fair Value Hedging Relationships

	Location of Gain or (Loss) Recognized in Earnings on Derivatives	Amount of Gain or (Loss) Recognized in Earnings on Derivatives
		Year Ended December 31,
(In millions)		2014	2013	2012
Interest rate swaps	Interest expense	$35.6	$(17.9)	$19.6
Total		$35.6	$(17.9)	$19.6

	Location of (Loss) or Gain Recognized in Earnings on Hedged Items	Amount of (Loss) or Gain Recognized in Earnings on Hedging Items
		Year Ended December 31,
(In millions)		2014	2013	2012
2016 Senior Notes (1.800% coupon)	Interest expense	$(0.9)	$0.4	$—
2018 Senior Notes (6.000% coupon)	Interest expense	4.6	17.1	(6.8)
2018 Senior Notes (6.000% coupon)	Other expense (income), net	(15.0)	—	—
2023 Senior Notes (3.125% coupon)	Interest expense	(45.7)	15.4	—
Total		$(27.0)	$32.9	$(6.8)

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives in Cash Flow Hedging Relationships

	Amount of (Loss) or Gain Recognized in AOCE (Net of Tax) on Derivative (Effective Portion)
	Year Ended December 31,
(In millions)	2014	2013	2012
Foreign currency forward contracts	$(26.8)	$(83.8)	$(25.5)
Interest rate swaps	(135.1)	136.6	(8.2)
Total	$(161.9)	$52.8	$(33.7)

	Location of Loss Reclassified from AOCE into Earnings (Effective Portion)	Amount of Loss Reclassified from AOCE into Earnings (Effective Portion)
		Year Ended December 31,
(In millions)		2014	2013	2012
Foreign currency forward contracts	Net sales	$(47.9)	$(60.5)	$(44.2)
Interest rate swaps	Interest expense	(0.6)	(1.5)	(2.4)
Interest rate swaps	Other expense (income), net	—	(0.8)	—
Total		$(48.5)	$(62.8)	$(46.6)

	Location of Gain Excluded from the Assessment of Hedge Effectiveness	Amount of Gain Excluded from the Assessment of Hedge Effectiveness
		Year Ended December 31,
(In millions)		2014	2013	2012
Foreign currency forward contracts	Other expense (income), net	$82.3	$61.6	$58.0
Total		$82.3	$61.6	$58.0

At December 31, 2014, the Company expects that approximately $29 million of pre-tax net losses on cash flow hedges will be reclassified from AOCE into earnings during the next twelve months.

The Effect of Derivative Instruments on the Consolidated Statements of Operations
Derivatives Not Designated as Hedging Instruments

	Location of Gain or (Loss) Recognized in Earnings on Derivatives	Amount of Gain or (Loss) Recognized in Earnings on Derivatives
		Year Ended December 31,
(In millions)		2014	2013	2012
Foreign currency forward contracts	Other expense (income), net	$(78.3)	$2.2	$(8.4)
Cash conversion feature of Cash Convertible Notes	Other expense (income), net	(550.2)	(667.0)	(176.3)
Purchased cash convertible note hedge	Other expense (income), net	550.2	667.0	176.3
Total		$(78.3)	$2.2	$(8.4)

Fair Value Measurement
Fair value is based on the price that would be received from the sale of an identical asset or paid to transfer an identical liability in an orderly transaction between market participants at the measurement date. In order to increase consistency and comparability in fair value measurements, a fair value hierarchy has been established that prioritizes observable and unobservable inputs used to measure fair value into three broad levels, which are described below:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

In determining fair value, the Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible, as well as considers counterparty credit risk in its assessment of fair value.

Financial assets and liabilities carried at fair value are classified in the tables below in one of the three categories described above:

	December 31, 2014
(In millions)	Level 1	Level 2	Level 3	Total
Recurring fair value measurements
Financial Assets
Cash equivalents:
Money market funds	$122.2	$—	$—	$122.2
Total cash equivalents	122.2	—	—	122.2
Trading securities:
Equity securities — exchange traded funds	20.2	—	—	20.2
Total trading securities	20.2	—	—	20.2
Available-for-sale fixed income investments:
U.S. Treasuries	—	0.6	—	0.6
Corporate bonds	—	12.0	—	12.0
Agency mortgage-backed securities	—	13.3	—	13.3
Other	—	2.2	—	2.2
Total available-for-sale fixed income investments	—	28.1	—	28.1
Available-for-sale equity securities:
Biosciences industry	0.1	—	—	0.1
Total available-for-sale equity securities	0.1	—	—	0.1
Foreign exchange derivative assets	—	18.4	—	18.4
Interest rate swap derivative assets	—	30.4	—	30.4
Purchased cash convertible note hedge	—	1,853.5	—	1,853.5
Total assets at recurring fair value measurement	$142.5	$1,930.4	$—	$2,072.9
Financial Liabilities
Foreign exchange derivative liabilities	$—	$2.3	$—	$2.3
Interest rate swap derivative liabilities	—	49.9	—	49.9
Cash conversion feature of Cash Convertible Notes	—	1,853.5	—	1,853.5
Contingent consideration	—	—	470.0	470.0
Total liabilities at recurring fair value measurement	$—	$1,905.7	$470.0	$2,375.7

	December 31, 2013
(In millions)	Level 1	Level 2	Level 3	Total
Recurring fair value measurements
Financial Assets
Cash equivalents:
Money market funds	$—	$—	$—	$—
Total cash equivalents	—	—	—	—
Trading securities:
Equity securities — exchange traded funds	16.6	—	—	16.6
Total trading securities	16.6	—	—	16.6
Available-for-sale fixed income investments:
U.S. Treasuries	—	12.8	—	12.8
Corporate bonds	—	10.7	—	10.7
Agency mortgage-backed securities	—	0.7	—	0.7
Other	—	2.6	—	2.6
Total available-for-sale fixed income investments	—	26.8	—	26.8
Available-for-sale equity securities:
Biosciences industry	0.2	—	—	0.2
Total available-for-sale equity securities	0.2	—	—	0.2
Foreign exchange derivative assets	—	6.4	—	6.4
Interest rate swap derivative assets	—	183.4	—	183.4
Purchased cash convertible note hedge	—	1,303.0	—	1,303.0
Total assets at recurring fair value measurement	$16.8	$1,519.6	$—	$1,536.4
Financial Liabilities
Foreign exchange derivative liabilities	$—	$58.5	$—	$58.5
Interest rate swap derivative liabilities	—	15.8	—	15.8
Cash conversion feature of Cash Convertible Notes	—	1,303.0	—	1,303.0
Contingent consideration	—	—	664.6	664.6
Total liabilities at recurring fair value measurement	$—	$1,377.3	$664.6	$2,041.9

For financial assets and liabilities that utilize Level 2 inputs, the Company utilizes both direct and indirect observable price quotes, including the LIBOR yield curve, foreign exchange forward prices, and bank price quotes. For the years ended December 31, 2014 and 2013, there were no transfers between Level 1 and 2 of the fair value hierarchy. Below is a summary of valuation techniques for Level 1 and Level 2 financial assets and liabilities:

•	Cash equivalents — valued at observable net asset value prices.

•	Trading securities — valued at the active quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale fixed income investments — valued at the quoted market price from broker or dealer quotations or transparent pricing sources at the reporting date.

•	Available-for-sale equity securities — valued using quoted stock prices from the London Exchange at the reporting date and translated to U.S. Dollars at prevailing spot exchange rates.

•	Interest rate swap derivative assets and liabilities — valued using the LIBOR/EURIBOR yield curves at the reporting date. Counterparties to these contracts are highly rated financial institutions.

•
Foreign exchange derivative assets and liabilities — valued using quoted forward foreign exchange prices at the reporting date. Counterparties to these contracts are highly rated financial institutions.

•
Cash conversion feature of cash convertible notes and purchased convertible note hedge — valued using quoted prices for the Company’s cash convertible notes, its implied volatility and the quoted yield on the Company’s other long-term debt at the reporting date. Counterparties to the purchased convertible note hedge are highly rated financial institutions.

The fair value measurement of contingent consideration is determined using Level 3 inputs. The Company’s contingent consideration represents a component of the total purchase consideration for the respiratory delivery platform, the Agila acquisition and certain other acquisitions. The measurement is calculated using unobservable inputs based on the Company’s own assumptions. For the respiratory platform and certain other acquisitions, significant unobservable inputs in the valuation include the probability and timing of future development and commercial milestones and future profit sharing payments. A discounted cash flow method was used to value contingent consideration at December 31, 2014 and 2013, which was calculated as the present value of the estimated future net cash flows using a market rate of return. Discount rates ranging from 0.8% to 11.3% were utilized in the valuation. For the Agila acquisition, significant unobservable inputs in the valuation include the probability of future payments to the seller of amounts withheld at the closing date. Significant changes in unobservable inputs could result in material changes to the contingent consideration liability. During the third quarter of 2014, the Company entered into an agreement with Strides Arcolab to settle a portion of the contingent consideration for $150 million, for which the Company accrued $230 million at the acquisition date. As a result of this agreement, the Company recognized a gain of $80 million during the year ended December 31, 2014, which is included in other operating (income) expense, net in the Consolidated Statements of Operations. During the years ended December 31, 2014 and 2013, accretion of $35.3 million and $32.3 million, respectively, was recorded in interest expense. A fair value adjustment to increase the liability of approximately $3.1 million during the year ended December 31, 2013, was recorded as a component of selling, general and administrative expense.

Although the Company has not elected the fair value option for financial assets and liabilities, any future transacted financial asset or liability will be evaluated for the fair value election.

Available-for-Sale Securities
The amortized cost and estimated fair value of available-for-sale securities, included in prepaid expenses and other current assets, were as follows:

(In millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2014
Debt securities	$27.7	$0.4	$—	$28.1
Equity securities	—	0.1	—	0.1
	$27.7	$0.5	$—	$28.2
December 31, 2013
Debt securities	$26.5	$0.3	$—	$26.8
Equity securities	—	0.2	—	0.2
	$26.5	$0.5	$—	$27.0

Maturities of available-for-sale debt securities at fair value as of December 31, 2014, were as follows:

(In millions)
Mature within one year	$2.5
Mature in one to five years	18.6
Mature in five years and later	7.0
$28.1

7.	Debt
Receivables Facility
The Company has the Receivables Facility, an accounts receivable securitization facility, with a committed balance of $400 million, although from time-to-time, the available amount of the Receivables Facility may be less than $400 million based on accounts receivable concentration limits and other eligibility requirements. In January 2015, the Receivables Facility was amended and restated, and its maturity was extended through January 2018.

Under the terms of the Receivables Facility, our subsidiary, MPI, sells certain accounts receivable to Mylan Securitization LLC (“Mylan Securitization”) a wholly owned special purpose entity which in turn sells a percentage ownership interest in the receivables to financial institutions and commercial paper conduits sponsored by financial institutions. MPI is the servicer of the receivables under the Receivables Facility. Purchases under the Receivables Facility will be repaid as accounts receivable are collected, with new purchases being advanced as new accounts receivable are originated by MPI. Mylan Securitization’s assets have been pledged to the agent in support of its obligations under the Receivables Facility.

Any amounts outstanding under the facility will be recorded as a secured loan and the receivables underlying any borrowings will continue to be included in accounts receivable, net, in the Consolidated Balance Sheets of the Company.

The Receivables Facility contains requirements relating to the performance of the accounts receivable and covenants related to the Company. If we do not comply with the covenants under the Receivables Facility, our ability to use the Receivables Facility may be suspended and repayment of any outstanding balances under the Receivables Facility may be required.

As of December 31, 2014, the Consolidated Balance Sheets include $1.07 billion of accounts receivable balances sold to Mylan Securitization, as well as $325 million of short-term borrowings. The interest rate on borrowings under this facility was approximately 0.93% at December 31, 2014. As of December 31, 2013, the Consolidated Balance Sheets include $723.1 million of accounts receivable balances sold to Mylan Securitization, as well as $374 million of short-term borrowings. The interest rate on borrowings under this facility was approximately 0.93% at December 31, 2013.

Long-Term Debt
A summary of long-term debt is as follows:

(In millions)	Coupon	December 31, 2014	December 31, 2013
2014 Term Loan		$800.0	$—
Revolving Facility		—	60.0
Cash Convertible Notes	3.750%	2,405.6	1,828.3
2016 Senior Notes (a)	1.800%	500.2	499.2
2016 Senior Notes (b)	1.350%	499.8	499.7
2018 Senior Notes (c)	2.600%	649.0	648.8
2018 Senior Notes (d)	6.000%	—	811.4
2019 Senior Notes (a)	2.550%	499.0	498.8
2020 Senior Notes (e)	7.875%	1,010.5	1,012.0
2023 Senior Notes (a)	3.125%	779.1	733.2
2023 Senior Notes (f)	4.200%	498.2	498.1
2043 Senior Notes (f)	5.400%	497.0	496.9
Other		0.1	0.1
		8,138.5	7,586.5
Less current portion		2,405.7	—
Total long-term debt		$5,732.8	$7,586.5
____________

(a)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.20% plus, in each case, accrued and unpaid interest.

(b)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.125% plus, in each case, accrued and unpaid interest.

(c)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present values of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.30% plus, in each case, accrued and unpaid interest.

(d)	Instrument was redeemed by the Company on November 15, 2014 at a redemption price of 103.000% of the principal amount.

(e)
Instrument is callable by the Company at any time at any time prior to July 15, 2015 at 100% of the principal amount plus the greater of 1% of the principal amount and the excess over the principal of the present value of 103.938% of the principal amount plus all scheduled interest payments from the call date through July 15, 2015 discounted at the U.S. Treasury rate plus 0.50% plus accrued and unpaid interest. Instrument is callable by the Company at any time on or after July 15, 2015 at the redemption prices set forth in the Indenture dated May 19, 2010, plus accrued and unpaid interest.

(f)
Instrument is callable by the Company at any time at the greater of 100% of the principal amount or the sum of the present value of the remaining scheduled payments of principal and interest discounted at the U.S. Treasury rate plus 0.25% plus, in each case, accrued and unpaid interest.

Senior Credit Facilities
In December 2014, the Company entered into a new Revolving Credit Agreement with a syndication of lenders, which contains a $1.5 billion revolving facility (the “New Revolving Facility”), which expires in December 19, 2019. The New Revolving Facility includes a $150 million subfacility for the issuance of letters of credit and a $125 million subfacility for swingline borrowings. The interest rate on borrowings under the New Revolving Facility at December 31, 2014 was LIBOR plus 1.325% per annum. The New Revolving Facility has a facility fee which is 0.175%. At December 31, 2014, the Company had no amounts outstanding under the New Revolving Facility. In December 2014, in connection with its entry into the New Revolving Facility, the Company terminated the credit agreement entered into in June 2013 (the “June 2013 Credit Agreement”).

The New Revolving Facility contains customary affirmative covenants for facilities of this type, including among others, covenants pertaining to the delivery of financial statements, notices of default and certain material events, maintenance of corporate existence and rights, business, property, and insurance and compliance with laws, as well as customary negative covenants for facilities of this type, including limitations on the incurrence of subsidiary indebtedness, liens, mergers and certain other fundamental changes, investments and loans, acquisitions, transactions with affiliates, payments of dividends and other restricted payments and changes in our lines of business. The New Revolving Facility also contains a maximum consolidated leverage ratio financial covenant.

In December 2014, the Company entered into a new Term Credit Agreement with a syndicate of banks which provided an $800 million term loan (the “2014 Term Loan”). The 2014 Term Loan matures on December 19, 2017 and has no required amortization payments. The 2014 Term Loan may be voluntarily prepaid without penalty or premiums. The proceeds of the 2014 Term Loan were used for working capital expenditures and to repay the outstanding borrowings under the June 2013 Credit Agreement. Borrowings under the June 2013 Credit Agreement were used to fund the redemption of the November 2018 Senior Notes. As of December 31, 2014, the 2014 Term Loan currently bears interest at LIBOR plus 1.375% per annum. The 2014 Term Loan contains similar covenants to the New Revolving Facility. The Company was in compliance with all covenants under its various debt agreements as of December 31, 2014.

In June 2013, in connection with its entry into the June 2013 Senior Credit Agreement, the Company terminated the credit agreement entered into in November 2011 (the “November 2011 Credit Agreement”) and incurred a pre-tax charge of approximately $8.7 million related to the write-off of deferred financing fees, which was included in other expense (income), net, in the Consolidated Statements of Operations.

Senior Notes
Senior Notes issued November 2013

In November 2013, the Company issued $500 million aggregate principal amount of 1.350% Senior Notes due November 2016, $500 million aggregate principal amount of 2.550% Senior Notes due March 2019, $500 million aggregate principal amount of 4.200% Senior Notes due November 2023 and $500 million aggregate principal amount of 5.400% Senior Notes due November 2043 (collectively, the “November 2013 Senior Notes”) in a registered offering pursuant to an effective Registration Statement on Form S-3 filed with the Securities and Exchange Commission (“SEC”). The November 2013 Senior Notes were issued pursuant to an indenture dated as of November 29, 2013 (the “Base Indenture”) and the first supplemental indenture dated as of November

29, 2013, both of which were entered into by and between the Company and The Bank of New York Mellon as trustee. Interest payments on the November 2013 Senior Notes are due semi-annually in arrears on May 29th and November 29th of each year beginning May 29, 2014 except in the case of the 2.550% Senior Notes due 2019 where interest payments are due semi-annually in arrears on March 28th and September 28th of each year beginning March 28, 2014.

The Company may redeem the 4.200% Senior Notes due in 2023 and the 5.400% Senior Notes due 2043 at any time on or after three months prior to their maturity in the case of the 4.200% Senior Notes due in 2023 and six months prior to their maturity in the case of the 5.400% Senior Notes due in 2043, at a redemption price equal to 100% of the principal amount of the 4.200% November 2023 Senior Notes or 5.400% November 2043 Senior Notes, as the case may be, to be redeemed, plus in each case accrued and unpaid interest up to, but excluding the redemption date.

The net proceeds from the offering were used to fund the acquisition of Agila and for general corporate purposes, including, but not limited to, the repayment of short-term borrowings and funding of the October 2013 share repurchase program. The outstanding balance under the November 2013 Senior Notes at December 31, 2013 was $1.99 billion, which includes a discount of $6.5 million.

Senior Notes issued June 2013

In June 2013, the Company issued $500 million aggregate principal amount of 1.800% Senior Notes due 2016 and $650 million aggregate principal amount of 2.600% Senior Notes due June 2018 (collectively, the “June 2013 Senior Notes”). These notes are the Company’s senior unsecured obligations and were issued to qualified institutional buyers in accordance with Rule 144A and to persons outside of the U.S. pursuant to Regulation S under the Securities Act in a private offering exempt from the registration requirements of the Securities Act. The June 2013 Senior Notes were issued pursuant to an indenture dated as of June 25, 2013 entered into by and between the Company and The Bank of New York Mellon as trustee. Interest payments on the June 2013 Senior Notes are due semi-annually in arrears on June 24th and December 24th of each year beginning December 24, 2013.

In June 2013 and in connection with the offering of the June 2013 Senior Notes, the Company entered into a registration rights agreement with the initial purchasers of the Notes. Pursuant to the registration rights agreement, the Company was obligated to use commercially reasonable efforts (1) to file a registration statement with respect to an offer to exchange the June 2013 Senior Notes (the “exchange offer”) for new notes with the same aggregate principal amount and terms substantially identical in all material respects and (2) to cause the exchange offer registration statement to be declared effective by the SEC under the Securities Act. The Company filed a registration statement with the SEC, which was declared effective on January 31, 2014 and the exchange offer was completed on March 4, 2014. Net proceeds from the June 2013 Senior Notes were used to repay all of its outstanding $1.13 billion in 2011 Term Loans under the November 2011 Credit Agreement and for general corporate purposes.

At December 31, 2014, the $500.2 million of 1.800% Senior Notes due 2016 debt is net of a $0.2 million discount and a fair value adjustment of $0.4 million associated with the termination of related interest rate swaps.

November 2018 Senior Notes Redemption

On November 15, 2014, the Company redeemed all of its outstanding 6.000% Senior Notes due 2018 pursuant to their terms for a total of $824.0 million, including a $24.0 million redemption premium. The Company recorded a pre-tax charge of approximately $33.3 million during the fourth quarter of 2014 related to the redemption of the 6.000% Senior Notes due 2018, comprised of the redemption premium and the write-off of deferred financing fees, which is included in other expense (income), net, in the Consolidated Statements of Operations. The redemption of the 6.000% Senior Notes due 2018 was funded through borrowings under the revolving facility of the June 2013 Credit Agreement.

In November 2014 in conjunction with the redemption of the 6.000% Senior Notes due 2018, the Company’s counterparties exercised their right to terminate certain swaps on a portion of the 6.000% Senior Notes due 2018. As a result the Company received a payment of approximately $15 million related to the swap termination. The termination gain is included in other expense (income), net, in the Consolidated Statements of Operations.

July 2017 Senior Notes Redemption

On July 18, 2013, the Company redeemed all of its outstanding 7.625% Senior Notes due 2017 pursuant to their terms for a total of $608.8 million, including a $58.8 million redemption premium. The Company recorded a pre-tax charge of approximately $63.9 million during the fourth quarter of 2013 related to the redemption of the 7.625% Senior Notes due 2017, comprised of the redemption premium and the write-off of deferred financing fees, which was included in other expense (income), net, in the Consolidated Statements of Operations. The redemption of the 7.625% Senior Notes due 2017 was funded through borrowings under the revolving facility of the June 2013 Credit Agreement.

Cash Convertible Notes
In 2008, Mylan issued $575 million aggregate principal amount of Cash Convertible Notes due 2015. The Cash Convertible Notes bear stated interest at a rate of 3.75% per year and an effective interest rate of 9.5%. The effective interest rate is based on the rate for a similar instrument that does not have a conversion feature. The Cash Convertible Notes are not convertible into our common stock or any other securities under any circumstance. In connection with the consummation of the Transaction, the Company and New Mylan executed a supplemental indenture that amended the indenture governing the Cash Convertible Notes so that, among other things, all relevant determinations for purposes of the cash conversion rights to which holders may be entitled from time-to-time in accordance with such indenture shall be made by reference to the New Mylan ordinary shares.

On September 15, 2008, concurrent with the sale of the Cash Convertible Notes, Mylan entered into convertible note hedge and warrant transactions with certain counterparties. Pursuant to the warrant transactions, the Company sold to the counterparties warrants to purchase in the aggregate up to approximately 43.2 million shares of Mylan common stock, subject to certain anti-dilution adjustments, which under most circumstances represents the maximum number of shares to which the Cash Convertible Notes relate (based on the conversion reference rate at the time of issuance). The sold warrants had an exercise price of $20.00 and will be net share settled, meaning that Mylan will issue a number of shares per warrant corresponding to the difference between its share price at each warrant expiration date and the exercise price. The warrants meet the definition of derivatives under the guidance in ASC 815; however, because these instruments have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification under ASC 815-40, the warrants have been recorded in shareholders’ equity in the Consolidated Balance Sheets.

In the third quarter of 2011, the Company entered into amendments with the counterparties to exchange the original warrants with an exercise price of $20.00 (the “Old Warrants”) for new warrants with an exercise price of $30.00 (the “New Warrants”). Approximately 41.0 million of the Old Warrants were exchanged in the transaction. All other terms and settlement provisions of the Old Warrants remain unchanged in the New Warrants.

In connection with the consummation of the Transaction, the terms of the convertible note hedge were adjusted so that the settlement value will be based on New Mylan ordinary shares. The terms of the warrant transactions were also adjusted so that, from and after the consummation of the Transaction, we may settle the obligations under the warrant transaction by delivering New Mylan ordinary shares.

Below is the summary of the components of the Cash Convertible Notes:

(In millions)	December 31, 2014	December 31, 2013
Outstanding principal	$573.1	$574.0
Equity component carrying amount	1,853.5	1,303.3
Unamortized discount	(21.0)	(49.0)
Net debt carrying amount (a)	$2,405.6	$1,828.3
Purchased call options (b)	$1,853.5	$1,303.3
___________

(a)
As of December 31, 2014 and December 31, 2013, the cash convertible notes were classified as current portion of long-term debt and other long-term obligations and long-term debt, respectively, on the Consolidated Balance Sheets.

(b)	As of December 31, 2014 and December 31, 2013, purchased call options were classified as prepaid expenses and other current assets and other assets, respectively, on the Consolidated Balance Sheets.

As adjusted in connection with the consummation of the Transaction, holders may convert their notes subject to certain conversion provisions including (i) during any quarter if the closing price of New Mylan’s ordinary shares exceeds 130% of the respective conversion price per share during a defined period at the end of the previous quarter; (ii) during a defined period following five consecutive trading days in which the trading price per $1,000 principal amount was less than 98% of the product of the closing price of New Mylan’s ordinary shares on such day and the applicable conversion reference rate; (iii) if New Mylan makes specified distributions to holders of New Mylan’s ordinary shares including sales of rights or common stock on a preferential basis, certain distribution of assets or other securities or rights to all holders of New Mylan’s ordinary shares or certain transactions resulting in substantially all shares of New Mylan’s ordinary shares being converted into cash, securities or other property; or (iv) upon a certain business combinations or if New Mylan’s ordinary shares cease to be traded on a major U.S. stock exchange.

In connection with the consummation of the Transaction, the Company and New Mylan executed a supplemental indenture that amended the indenture governing the Cash Convertible Notes so that, among other things, all relevant determinations for purposes of the cash conversion rights to which holders may be entitled from time-to-time in accordance with such indenture shall be made by reference to the New Mylan ordinary shares.

As of December 31, 2014, because the closing price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day in the December 31, 2014 period, was more than 130% of the applicable conversion reference price of $13.32, the $573.1 million of Cash Convertible Notes was currently convertible. Although the Company’s experience is that convertible debentures are not normally converted by investors until close to their maturity date, it is possible that some debentures could be converted prior to their maturity date if, for example, a holder perceives the market for the debentures to be weaker than the market for the common stock. Upon an investor’s election to convert, the Company is required to pay the full conversion value in cash. Should holders elect to convert, the Company intends to draw on its New Revolving Facility to fund any principal payments. The amount payable per $1,000 notional bond would be calculated as the product of (1) the conversion reference rate (currently 75.0751) and (2) the average Daily Volume Weighted Average Price per share of common stock for a specified period following the conversion date. Any payment above the principal amount is matched by a convertible note hedge.

Fair Value
At December 31, 2014 and December 31, 2013, the fair value of the Senior Notes was approximately $5.03 billion and $5.85 billion, respectively. At December 31, 2014 and December 31, 2013, the fair value of the Cash Convertible Notes was approximately $2.42 billion and $1.88 billion, respectively. The fair values of the Senior Notes and Cash Convertible Notes were valued at quoted market prices from broker or dealer quotations and were classified as Level 2 in the fair value hierarchy. Based on quoted market rates of interest and maturity schedules for similar debt issues, the fair values of the 2014 Term Loan and New Revolving Facility, determined based on Level 2 inputs, approximate their carrying values at December 31, 2014 and December 31, 2013.

Mandatory minimum repayments remaining on the outstanding long-term debt at December 31, 2014, excluding the discounts, premium and conversion features, are as follows for each of the periods ending December 31:

(In millions)	Total
2015	$573
2016	1,000
2017	800
2018	650
2019	500
Thereafter	2,750
Total	$6,273

8.	Comprehensive Earnings
Accumulated other comprehensive loss, as reflected on the Consolidated Balance Sheets, is comprised of the following:

(In millions)	December 31, 2014	December 31, 2013
Accumulated other comprehensive loss:
Net unrealized gains on marketable securities, net of tax	$0.3	$0.3
Net unrecognized losses and prior service cost related to defined benefit plans, net of tax	(19.5)	(8.7)
Net unrecognized (losses) gains on derivatives, net of tax	(28.4)	84.8
Foreign currency translation adjustment	(939.4)	(316.5)
	$(987.0)	$(240.1)

Components of other comprehensive earnings (loss), before tax, consist of the following:

	Year Ended December 31, 2014
	Gains and Losses on Derivatives in Cash Flow Hedging Relationships			Gains and Losses on Marketable Securities	Defined Benefit Plan Items	Foreign Currency Translation Adjustment	Totals
(In millions)	Foreign currency forward contracts	Interest rate swaps	Total
Balance at December 31, 2013, net of tax			$84.8	$0.3	$(8.7)	$(316.5)	$(240.1)
Other comprehensive (loss) earnings before reclassifications, before tax			(231.1)	—	(12.8)	(622.9)	(866.8)
Amounts reclassified from accumulated other comprehensive loss, before tax:
Loss on foreign exchange forward contracts classified as cash flow hedges, included in net sales	(47.9)		(47.9)				(47.9)
Loss on interest rate swaps classified as cash flow hedges, included in interest expense		(0.6)	(0.6)				(0.6)
Amortization of prior service costs included in SG&A expenses					(0.3)		(0.3)
Amortization of actuarial loss included in SG&A expenses					(0.7)		(0.7)
Amounts reclassified from accumulated other comprehensive loss, before tax			(48.5)	—	(1.0)	—	(49.5)
Net other comprehensive (loss) earnings, before tax			(182.6)	—	(11.8)	(622.9)	(817.3)
Income tax (benefit) provision			(69.4)	—	(1.0)	—	(70.4)
Balance at December 31, 2014, net of tax			$(28.4)	$0.3	$(19.5)	$(939.4)	$(987.0)

	Year Ended December 31, 2013
	Gains and Losses on Derivatives in Cash Flow Hedging Relationships			Gains and Losses on Marketable Securities	Defined Benefit Plan Items	Foreign Currency Translation Adjustment	Totals
(In millions)	Foreign currency forward contracts	Interest rate swaps	Total
Balance at December 31, 2012, net of tax			$(30.8)	$1.0	$(13.9)	$(42.8)	$(86.5)
Other comprehensive earnings (loss) before reclassifications, before tax			117.6	(1.2)	9.7	(273.7)	(147.6)
Amounts reclassified from accumulated other comprehensive loss, before tax:
Loss on foreign exchange forward contracts classified as cash flow hedges, included in net sales	(60.5)		(60.5)				(60.5)
Loss on interest rate swaps classified as cash flow hedges, included in interest expense		(1.5)	(1.5)				(1.5)
Loss on interest rate swaps classified as cash flow hedges, included in other (expense) income, net		(0.8)	(0.8)				(0.8)
Realized loss on sale of marketable securities, included in other (expense) income, net				(0.1)			(0.1)
Amortization of prior service costs included in SG&A expenses					0.3		0.3
Amortization of actuarial gain included in SG&A expenses					1.2		1.2
Amounts reclassified from accumulated other comprehensive loss, before tax			(62.8)	(0.1)	1.5	—	(61.4)
Net other comprehensive (loss) earnings, before tax			180.4	(1.1)	8.2	(273.7)	(86.2)
Income tax provision (benefit)			64.8	(0.4)	3.0	—	67.4
Balance at December 31, 2013, net of tax			$84.8	$0.3	$(8.7)	$(316.5)	$(240.1)

(In millions)	Year Ended December 31, 2012
Defined benefit plans:
Unrecognized gain (loss) and prior service cost arising during the period	$(13.3)
Less: Actuarial loss included in net earnings	(2.0)
Less: Amortization of actuarial gain included in net earnings	(0.4)
Net change in unrecognized losses and prior service cost related to defined benefit plans	$(10.9)

Derivatives in cash flow hedging relationships:
Amount of loss recognized in AOCE on derivatives (effective portion)	$(28.1)
Less: Reclassification of loss from AOCE into earnings (effective portion)	(46.6)
Net unrecognized loss on derivatives	$18.5

Net unrealized gain on marketable securities:
Unrealized gain on marketable securities	$—
Less: Reclassification for gain included in net earnings	0.1
Net unrealized gain on marketable securities	$(0.1)

9.	Income Taxes

Income tax provision consisted of the following components:

	Year Ended December 31,
(In millions)	2014	2013	2012
Federal:
Current	$218.1	$89.5	$167.2
Deferred	(147.5)	(41.1)	(30.1)
	70.6	48.4	137.1
State:
Current	33.8	18.0	27.8
Deferred	(1.6)	(1.9)	(8.1)
	32.2	16.1	19.7
Foreign:
Current	104.6	100.4	75.4
Deferred	(166.0)	(44.1)	(71.0)
	(61.4)	56.3	4.4
Income tax provision	$41.4	$120.8	$161.2
Earnings before income taxes and noncontrolling interest:
Domestic	$679.2	$513.8	$690.7
Foreign	295.3	233.5	113.5
Total earnings before income taxes and noncontrolling interest	$974.5	$747.3	$804.2

For all periods presented, the allocation of earnings before income taxes and noncontrolling interest between domestic and foreign operations includes intercompany interest allocations between certain domestic and foreign subsidiaries. These amounts are eliminated on a consolidated basis.

Temporary differences and carryforwards that result in deferred tax assets and liabilities were as follows:

(In millions)	December 31, 2014	December 31, 2013
Deferred tax assets:
Employee benefits	$162.1	$144.3
Accounts receivable allowances	239.4	137.2
Tax credit and loss carryforwards	386.5	356.9
Intangible assets and goodwill	184.9	44.8
Convertible debt	62.4	51.5
Other	97.1	129.3
	1,132.4	864.0
Less: Valuation allowance	(304.5)	(279.5)
Total deferred tax assets	827.9	584.5
Deferred tax liabilities:
Plant and equipment	156.1	137.0
Intangible assets	447.5	502.2
Financial instruments	—	89.1
Other	30.8	45.1
Total deferred tax liabilities	634.4	773.4
Deferred tax assets (liabilities), net	$193.5	$(188.9)

For those foreign subsidiaries whose investments are permanent in duration, U.S. income and foreign withholding taxes have not been provided on the amount by which the investment in those subsidiaries, as recorded for financial reporting, exceeds the tax basis. This amount becomes taxable upon a repatriation of assets from the subsidiary or a sale or liquidation of the subsidiary. The amount of such temporary differences totaled approximately $693 million at December 31, 2014. Determination of the amount of any unrecognized deferred income tax liability on this temporary difference is not practicable as such determination involves material uncertainties about the potential extent and timing of any distributions, the availability and complexity of calculating foreign tax credits, and the potential indirect tax consequences of such distributions, including withholding taxes. No deferred taxes have been recorded on the instances whereby the Company’s investment in foreign subsidiaries is currently greater for U.S. tax purposes than for U.S. GAAP purposes, as management has no current plans that would cause that temporary difference to reverse in the foreseeable future.

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory tax rate	35.0%	35.0%	35.0%
State income taxes and credits	2.2%	1.0%	1.1%
Foreign rate differential	(11.9)%	(13.0)%	(7.5)%
Other foreign items	4.0%	1.2%	(2.0)%
Uncertain tax positions	2.3%	(0.6)%	(3.4)%
Foreign tax credits, net	(0.6)%	(2.6)%	(3.2)%
Valuation allowance	1.5%	4.7%	2.9%
Clean energy and research credits (1)	(9.6)%	(5.7)%	(2.5)%
Merger of foreign subsidiaries	(15.2)%	—%	—%
Other	(3.5)%	(3.8)%	(0.4)%
Effective tax rate	4.2%	16.2%	20.0%
___________

(1)	Includes income tax credits under Section 45 of the Code earned from the Company’s clean energy investments.

For taxation of non-U.S. operations, the effective tax rate reflects the income tax rates and relative earnings in the locations where the Company operates outside of the U.S. The Company’s jurisdictional location of earnings is a component of the effective tax rate each year as tax rates outside the U.S. may be lower than the U.S. statutory income tax rate, and the rate impact of this component is also influenced by the level of such earnings as compared to the Company’s total earnings. The jurisdictional mix of earnings can vary as a result of operating fluctuations in the normal course of business and as a result of the extent and location of other income and expense items, such as internal restructurings, and gains and losses on strategic business decisions.

During the third quarter of 2014, the Company received approvals from the relevant Indian regulatory authorities to legally merge its wholly owned subsidiaries, Agila Specialties Private Limited and Onco Therapies Limited, into Mylan Laboratories Limited. The merger resulted in the recognition of a deferred tax asset of approximately $150.0 million for the tax deductible goodwill in excess of the book goodwill with a corresponding benefit to income tax provision for the year ended December 31, 2014.

Valuation Allowance
A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. At December 31, 2014, a valuation allowance has been applied to certain foreign and state deferred tax assets in the amount of $304.5 million. The valuation allowance increased by $25.0 million during 2014.

Net Operating Losses

As of December 31, 2014, the Company has net operating loss carryforwards for international and U.S. state income tax purposes of approximately $2.7 billion, of which $2.0 billion are state losses. The Company also has foreign net operating loss carryforwards of approximately $700 million, of which $450 million can be carried forward indefinitely, with the remainder expiring in years 2015 through 2034. Most of the net operating losses (foreign and state) have a full valuation allowance.

The Company has $88.0 million of capital loss carryforwards expiring in 2019 through 2022. A full valuation allowance is recorded against these losses. The Company also has $42.0 million of foreign, domestic and state credit carryovers, expiring in various amounts through 2029.

Tax Examinations

Mylan is subject to ongoing IRS examinations and is a voluntary participant in the IRS Compliance Assurance Process. The years 2013 through 2014 are the open years under examination. The year 2012 has one issue open in the IRS Appeals process. Years 2007 through 2011 are currently scheduled for U.S. Tax Court proceedings beginning in 2015. Tax and interest continue to be accrued related to certain tax positions.

The Company’s major state taxing jurisdictions remain open from fiscal year 2007 through 2014, with several state audits currently in progress. The Company’s major international taxing jurisdictions remain open from 2007 through 2014, some of which are indemnified by Merck KGaA and Strides Arcolab for tax assessments.

Accounting for Uncertainty in Income Taxes

The impact of an uncertain tax position that is more likely than not of being sustained upon audit by the relevant taxing authority must be recognized at the largest amount that is more likely than not to be sustained. No portion of an uncertain tax position will be recognized if the position has less than a 50% likelihood of being sustained.

As of December 31, 2014 and 2013, the Company’s Consolidated Balance Sheets reflect net liabilities for unrecognized tax benefits of $191.2 million and $174.7 million, of which $115.4 million and $120.4 million, respectively, would affect the Company’s effective tax rate if recognized. Accrued interest and penalties included in the Consolidated Balance Sheets were $72.3 million and $65.6 million as of December 31, 2014 and 2013, respectively. For the years ended December 31, 2014, 2013 and 2012, Mylan recognized $2.2 million, $0.5 million and $(9.1) million, respectively, for interest expense (income) related to uncertain tax positions. Interest expense and penalties related to income taxes are included in the tax provision.

A reconciliation of the unrecognized tax benefits is as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
Unrecognized tax benefit — beginning of year	$174.7	$132.4	$162.9
Additions for current year tax positions	21.9	4.1	5.7
Additions for prior year tax positions	6.3	5.3	—
Reductions for prior year tax positions	(5.1)	—	(5.8)
Settlements	(1.5)	(0.4)	(0.8)
Reductions due to expirations of statute of limitations	(5.1)	(11.8)	(29.6)
Addition due to acquisition	—	45.1	—
Unrecognized tax benefit — end of year	$191.2	$174.7	$132.4

The Company believes that it is reasonably possible that the amount of unrecognized tax benefits will decrease in the next twelve months by approximately $97 million, involving federal and state tax audits and settlements, possible resolution of U.S. Tax Court proceedings and expirations of certain state and foreign statutes of limitations. The Company does not anticipate significant increases to the reserve within the next twelve months.

10.	Stock-Based Incentive Plan

Mylan’s shareholders have approved the 2003 Long-Term Incentive Plan (as amended, the “2003 Plan”). Under the 2003 Plan, as amended, 55,300,000 shares of common stock are reserved for issuance to key employees, consultants, independent contractors and non-employee directors of Mylan through a variety of incentive awards, including: stock options, stock appreciation rights (“SAR”), restricted shares and units, performance awards (“PSU”), other stock-based awards and short-term cash awards. Stock option awards are granted at the fair value of the shares underlying the options at the date of the grant, generally become exercisable over periods ranging from three to four years, and generally expire in ten years. Upon approval of the 2003 Plan, no further grants of stock options have been made under any other previous plan.

In February 2014, Mylan’s Compensation Committee and the independent members of the Board of Directors adopted the One-Time Special Performance-Based Five-Year Realizable Value Incentive Program (the “2014 Program”) under the 2003 Plan. Under the 2014 Program, certain key employees received a one-time, performance-based incentive award (the “Awards”) either in the form of a grant of SAR or PSU. The Awards were granted in February 2014 and contain a five-year cliff-vesting feature based on the achievement of various performance targets, external market conditions and the employee’s continued services.

The following table summarizes stock option and SAR (“stock awards”) activity:

	Number of Shares Under Stock Awards	Weighted Average Exercise Price per Share
Outstanding at December 31, 2011	23,599,256	$17.42
Granted	3,130,843	23.37
Exercised	(9,360,396)	15.40
Forfeited	(753,086)	20.24
Outstanding at December 31, 2012	16,616,617	$19.54
Granted	2,182,035	32.92
Exercised	(4,367,871)	17.80
Forfeited	(866,900)	23.12
Outstanding at December 31, 2013	13,563,881	$22.05
Granted	6,226,185	52.37
Exercised	(2,720,048)	20.25
Forfeited	(862,241)	38.28
Outstanding at December 31, 2014	16,207,777	$33.21
Vested and expected to vest at December 31, 2014	15,548,906	$33.14
Exercisable at December 31, 2014	7,654,835	$20.42

As of December 31, 2014, stock awards outstanding, stock awards vested and expected to vest, and stock awards exercisable had average remaining contractual terms of 7.04 years, 7.00 years and 5.18 years, respectively. Also at December 31, 2014, stock awards outstanding, stock awards vested and expected to vest and stock awards exercisable had aggregate intrinsic values of $375.4 million, $361.2 million and $275.2 million, respectively.

A summary of the status of the Company’s nonvested restricted stock and restricted stock unit awards, including PSUs, (“restricted stock awards”) as of December 31, 2014 and the changes during the year ended December 31, 2014 are presented below:

	Number of Restricted Stock Awards	Weighted Average Grant-Date Fair Value Per Share
Nonvested at December 31, 2013	3,321,836	$27.13
Granted	2,144,184	40.04
Released	(1,376,177)	24.98
Forfeited	(419,605)	31.97
Nonvested at December 31, 2014	3,670,238	$34.98

Of the 2,144,184 awards granted during the year ended December 31, 2014, 6,000 vest ratably over four years, 168,989 vest ratably over three years and 1,500 vest ratably over two years. Of the remaining awards granted, 2,603 vest after two years, 38,590 vest after one year and 1,286 vest two-thirds after two years, with the remaining one-third vesting after the third year. A portion of the awards granted are subject to performance and market conditions, and include 1,544,382 that will vest after five years, and 380,834 that will vest after three years.

As of December 31, 2014, the Company had $132.1 million of total unrecognized compensation expense, net of estimated forfeitures, related to all of its stock-based awards, which will be recognized over the remaining weighted average vesting period of 2.92 years. The total intrinsic value of stock-based awards exercised and restricted stock units converted during the years ended December 31, 2014 and 2013 was $162.2 million and $96.5 million, respectively.

2003 Plan

With respect to options granted under the Company’s stock-based compensation plans, the fair value of each option grant was estimated at the date of grant using the Black-Scholes option pricing model. Black-Scholes utilizes assumptions related to volatility, the risk-free interest rate, the dividend yield and employee exercise behavior. Expected volatilities utilized in the model are based mainly on the implied volatility of the Company’s stock price and other factors. The risk-free interest rate is derived from the U.S. Treasury yield curve in effect at the time of grant. The model incorporates exercise and post-vesting forfeiture assumptions based on an analysis of historical data. The expected lives of the grants are derived from historical and other factors.

The assumptions used for options granted under the 2003 Plan are as follows:

	Year Ended December 31,
	2014	2013	2012
Volatility	31.6%	23.9%	29.7%
Risk-free interest rate	1.9%	1.1%	1.0%
Expected term (years)	6.3	6.1	5.9
Forfeiture rate	5.5%	5.5%	5.5%
Weighted average grant date fair value per option	$17.44	$8.49	$7.00

2014 Program

Under the 2014 Program, approximately 4.4 million SARs and 1.5 million PSUs were granted. The fair value of the Awards were determined using a Monte Carlo simulation as both the SARs and PSUs contain the same performance and market conditions. The Monte Carlo simulation involves a series of random trials that result in different future stock price paths over the contractual life of the SAR or PSU based on appropriate probability distributions. Conditions are imposed on each Monte Carlo simulation to determine if the extent to which the performance conditions would have been met, and therefore the extent to which the Awards would have vested, for the particular stock price path. Once the Company determines that it is probable that the performance targets will be met, compensation expense is recorded for these awards. Each SAR or PSU is equal to one common share with the maximum value of each Award upon vesting subject to varying limitations.
The assumptions used for the 2014 Program are as follows:

Year Ended
December 31, 2014
Volatility	31.6%
Risk-free interest rate	1.9%
Expected term (years)	6.3
Forfeiture rate	5.5%
Weighted average grant date fair value per SAR	$9.43
Weighted average grant date fair value per PSU	$34.58

11.	Employee Benefits
Defined Benefit Plans
The Company sponsors various defined benefit pension plans in several countries. Benefit formulas are based on varying criteria on a plan by plan basis. Mylan’s policy is to fund domestic pension liabilities in accordance with the minimum and maximum limits imposed by the Employee Retirement Income Security Act of 1974 and Federal income tax laws. The Company funds non-domestic pension liabilities in accordance with laws and regulations applicable to those plans, which typically results in these plans being unfunded. The Company has a plan covering certain employees in the U.S. and Puerto Rico to provide for limited reimbursement of post-retirement supplemental medical coverage. In addition, in December 2001, the Supplemental Health Insurance Program for Certain Officers of the Company was adopted to provide full post-retirement medical coverage to certain officers and their spouses and dependents. These plans generally provide benefits to employees who meet minimum age and service requirements. The net amounts accrued related to these benefits were $68.7 million and $60.4 million at December 31, 2014 and 2013, respectively.
Defined Contribution Plans
The Company sponsors defined contribution plans covering certain of its employees in the U.S. and Puerto Rico, as well as certain employees in a number of countries outside the U.S. Its domestic defined contribution plans consist primarily of a 401(k) retirement plan with a profit sharing component for non-union represented employees and a 401(k) retirement plan for union-represented employees. Profit sharing contributions are made at the discretion of the Board of Directors. Its non-domestic plans vary in form depending on local legal requirements. The Company’s contributions are based upon employee contributions, service hours, or pre-determined amounts depending upon the plan. Obligations for contributions to defined contribution plans are recognized as expense in the Consolidated Statements of Operations when they are earned.

The Company adopted a 401(k) Restoration Plan (the “Restoration Plan”), which permits employees who earn compensation in excess of the limits imposed by Section 401(a)(17) of the Code, to (i) defer a portion of base salary and bonus compensation, (ii) be credited with a Company matching contribution in respect of deferrals under the Restoration Plan, and (iii) be credited with Company non-elective contributions (to the extent so made by the Company), in each case, to the extent that participants otherwise would be able to defer or be credited with such amounts, as applicable, under the Company’s Profit Sharing 401(k) Plan if not for the limits on contributions and deferrals imposed by the Code.

The Company adopted an Income Deferral Plan (the “Income Deferral Plan”), which permits certain management or highly compensated employees who are designated by the plan administrator to participate in the Income Deferral Plan to elect to defer up to 50% of base salary and up to 100% of bonus compensation, in each case, in addition to any amounts that may be deferred by such participants under the Profit Sharing 401(k) Plan and the Restoration Plan. In addition, under the Income Deferral Plan, eligible participants may be granted employee deferral awards, which awards will be subject to the terms and conditions (including vesting) as determined by the plan administrator at the time such awards are granted.

Total employer contributions to defined contribution plans were approximately $87.4 million, $79.0 million and $68.4 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Other Benefit Arrangements
The Company provides supplemental life insurance benefits to certain management employees. Such benefits require annual funding and may require accelerated funding in the event that the Company would experience a change in control.

The Company participated in a multi-employer pension plan under previous collective bargaining agreements. The PACE Industry Union-Management Pension Fund, (the “Plan”), provides defined benefits to certain retirees and certain production and maintenance employees at the Company’s manufacturing facility in Morgantown, West Virginia who were covered by the previous collective bargaining agreements. Pursuant to a new collective bargaining agreement entered into on April 16, 2012, the Company withdrew from the Plan effective May 10, 2012. In the fourth quarter of 2013, the Plan trustee notified the Company that its withdrawal liability was approximately $27 million, which was accrued by the Company at December 31, 2013. The withdrawal liability is being paid over a period of approximately nine years, with payments beginning in March 2014. The Employee Identification Number for this Plan is 11-6166763.

12.	Segment Information
Mylan has two segments, “Generics” and “Specialty.” The Generics segment primarily develops, manufactures, sells and distributes generic or branded generic pharmaceutical products in tablet, capsule, injectable or transdermal patch form, as well as API. The Specialty segment engages mainly in the development, manufacture and sale of branded specialty nebulized and injectable products.

The Company’s chief operating decision maker evaluates the performance of its segments based on total revenues and segment profitability. Segment profitability represents segment gross profit less direct R&D expenses and direct selling, general and administrative expenses. Certain general and administrative and R&D expenses not allocated to the segments, litigation settlements, net, impairment charges and other expenses not directly attributable to the segments, are reported in Corporate/Other. Additionally, amortization of intangible assets and other purchase accounting related items, as well as any other significant special items, are included in Corporate/Other. Items below the earnings from operations line on the Company’s Consolidated Statements of Operations are not presented by segment, since they are excluded from the measure of segment profitability. The Company does not report depreciation expense, total assets and capital expenditures by segment, as such information is not used by the chief operating decision maker.

The accounting policies of the segments are the same as those described in Note 2 to Consolidated Financial Statements. Intersegment sales are accounted for at current market values and are eliminated at the consolidated level.

Presented in the table below is segment information for the periods identified and a reconciliation of segment information to total consolidated information.

(In millions)	Generics Segment	Specialty Segment	Corporate / Other(1)	Consolidated
Year Ended December 31, 2014
Total revenues
Third party	$6,510.4	$1,209.2	$—	$7,719.6
Intersegment	4.8	9.0	(13.8)	—
Total	$6,515.2	$1,218.2	$(13.8)	$7,719.6

Segment profitability	$1,870.3	$664.5	$(1,182.2)	$1,352.6

Year Ended December 31, 2013
Total revenues
Third party	$5,900.6	$1,008.5	$—	$6,909.1
Intersegment	5.7	19.3	(25.0)	—
Total	$5,906.3	$1,027.8	$(25.0)	$6,909.1

Segment profitability	$1,656.3	$461.6	$(982.4)	$1,135.5

Year Ended December 31, 2012
Total revenues
Third party	$5,946.2	$849.9	$—	$6,796.1
Intersegment	3.1	37.0	(40.1)	—
Total	$5,949.3	$886.9	$(40.1)	$6,796.1

Segment profitability	$1,706.8	$319.2	$(916.6)	$1,109.4
____________

(1)
Includes certain corporate general and administrative and R&D expenses; litigation settlements, net; certain intercompany transactions, including eliminations; amortization of intangible assets and certain purchase accounting items; impairment charges; and other expenses not directly attributable to segments.

The Company’s net sales are generated via the sale of products in the following therapeutic categories:

	Year Ended December 31,
(In millions)	2014	2013	2012
Allergy	$1,017.5	$850.2	$741.5
Anti-infectives	1,264.4	1,080.3	1,034.3
Cardiovascular	955.9	1,162.3	1,156.3
Central Nervous System	1,318.6	1,393.3	1,473.9
Dermatological	223.8	247.9	157.3
Endocrine and Metabolic	778.7	568.3	645.9
Gastrointestinal	344.6	365.8	418.9
Renal and Genitourinary Agents	609.5	191.1	164.8
Respiratory System	252.3	259.7	229.3
Other (1)	881.2	737.7	728.0
	$7,646.5	$6,856.6	$6,750.2
____________

(1)	Other consists of numerous therapeutic classes, none of which individually exceeds 5% of consolidated net sales.

Geographic Information
At January 1, 2014, the regions within the Generic Segment were recast to North America, Europe, and Rest of World, which are the Company’s principal geographic markets. Net sales are classified based on the geographic location of the customers and are as follows:

	Year Ended December 31,
(In millions)	2014	2013	2012
North America
United States	$4,425.3	$3,866.8	$3,893.4
Other	123.1	121.5	167.3
Europe (1)	1,476.8	1,429.7	1,297.6
Rest of World (2)	1,621.3	1,438.6	1,391.9
	$7,646.5	$6,856.6	$6,750.2
 ____________

(1)	Net sales in France consisted of approximately 9%, 10% and 9% of consolidated net sales for the years ended December 31, 2014, 2013 and 2012, respectively.

(2)	Net sales in India consisted of approximately 12%, 11% and 10% of consolidated net sales for the years ended December 31, 2014, 2013 and 2012, respectively.

13.	Commitments

Operating Leases
The Company leases certain property under various operating lease arrangements. These leases generally provide the Company with the option to renew the lease at the end of the lease term. For the years ended December 31, 2014, 2013 and 2012, the Company had lease expense of $45.2 million, $40.5 million and $39.3 million, respectively.

Future minimum lease payments under operating lease commitments are as follows:

(In millions)
December 31,
2015	$37.3
2016	32.5
2017	25.8
2018	12.9
2019	8.9
Thereafter	62.3
$179.7

Other Commitments

The Company is contractually obligated to make potential future development, regulatory and commercial milestone, royalty and/or profit sharing payments in conjunction with collaborative agreements or acquisitions that the Company has entered into with third parties. The most significant of these such obligations relates to the potential future consideration related to the 2013 Agila acquisition and the 2011 respiratory delivery platform acquisition. These payments are contingent upon the occurrence of certain future events and, given the nature of these events, it is unclear when, if ever, the Company may be required to pay such amounts. Further, the timing of any future payment is not reasonably estimable. The amount of contingent consideration accrued was approximately $470 million at December 31, 2014.

The Company has entered into an exclusive collaboration on the development, manufacturing, supply and commercialization of multiple, high value generic biologic compounds and three insulin analog products for the global marketplace. Mylan plans to provide funding related to the collaboration over the next several years that could total approximately $75 million or more per year.

On January 30, 2015, the Company entered into a development and commercialization collaboration with Theravance Biopharma for the development and, subject to FDA approval, commercialization of a novel once-daily nebulized LAMA for COPD and other respiratory diseases. Under the terms of the agreement, Mylan and Theravance Biopharma will co-develop the product. In the U.S., Mylan will lead commercialization and Theravance Biopharma will retain the right to co-promote the product under a profit-sharing arrangement. In addition to funding the U.S. registrational development program, Mylan will pay Theravance Biopharma an initial payment of $15 million in the second quarter of 2015 and made a $30 million equity investment in Theravance Biopharma. Under the terms of the agreement, Theravance Biopharma is eligible to receive potential development and sales milestone payments totaling $220 million in the aggregate.
In the fourth quarter of 2013, the Company entered into a licensing agreement with Pfizer for the exclusive worldwide rights to develop, manufacture and commercialize a novel long-acting muscarinic antagonist compound. As part of the agreement, the Company made an upfront development payment, which is included as a component of R&D expense in 2013, and could make additional payments upon the achievement of certain milestones as the Company’s development continues over the next several years. Depending on the commercialization of this novel compound and the level of future sales and profits, the Company could also be obligated to make payments upon the occurrence of certain sales milestones, along with sales royalties and profit sharing payments.

Additionally, Mylan has entered into product development agreements under which the Company has agreed to share in the development costs as they are incurred by our partners. As the timing of cash expenditures is dependent upon a number of factors, many of which are outside of our control, it is difficult to forecast the amount of payments to be made over the next few years, which could be significant.

The Company has also entered into employment and other agreements with certain executives and other employees that provide for compensation, retirement and certain other benefits. These agreements provide for severance payments under certain circumstances. Additionally, the Company has split-dollar life insurance agreements with certain retired executives.

In the normal course of business, Mylan periodically enters into employment, legal settlement and other agreements which incorporate indemnification provisions. While the maximum amount to which Mylan may be exposed under such agreements cannot be reasonably estimated, the Company maintains insurance coverage, which management believes will effectively mitigate the Company’s obligations under these indemnification provisions. No amounts have been recorded in the Consolidated Financial Statements with respect to the Company’s obligations under such agreements.

14.	Subsidiary Guarantors
The following tables present condensed consolidating financial information for (a) Mylan Inc., the issuer of the Cash Convertible Notes and the Senior Notes (“Issuer”) and (b) Mylan Inc.’s subsidiaries on a combined basis, none of which guarantee the Cash Convertible Notes or the Senior Notes ("Non-Guarantor Subsidiaries"). The consolidating adjustments primarily relate to eliminations of investments in subsidiaries and intercompany balances and transactions. The condensed consolidating financial statements present investments in subsidiaries using the equity method of accounting.

New Moon B.V. was incorporated on July 7, 2014 as a wholly owned subsidiary of Mylan Inc. for the purpose of consummating the Transaction. Upon consummation of the Transaction, on February 27, 2015, Mylan Inc. became a wholly owned subsidiary of Mylan N.V. (previously, New Moon B.V.) and Mylan N.V. fully and unconditionally guaranteed the Cash Convertible Notes and the Senior Notes.

The following financial information presents the Condensed Consolidating Balance Sheets as of December 31, 2014 and 2013 and the related Condensed Consolidating Statements of Operations, Condensed Consolidating Statements of Comprehensive Earnings and Condensed Consolidating Statements of Cash Flows for each of the three years in the period ended December 31, 2014. This condensed consolidating financial information has been prepared and presented in accordance with SEC Regulation S-X Rule 3-10 “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or Being Registered.”

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2014

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Assets
Current assets:
Cash and cash equivalents	$112.9	$—	$112.6	$—	$225.5
Accounts receivable, net	16.6	—	2,251.9	—	2,268.5
Inventories	—	—	1,651.4	—	1,651.4
Intercompany receivables	—	—	7,973.6	(7,973.6)	—
Other current assets	2,042.8	—	598.7	—	2,641.5
Total current assets	2,172.3	—	12,588.2	(7,973.6)	6,786.9
Property, plant and equipment, net	283.6	—	1,502.1	—	1,785.7
Investments in subsidiaries	11,422.9	—	—	(11,422.9)	—
Intercompany notes and interest receivable	5,897.7	—	18.2	(5,915.9)	—
Intangible assets, net	—	—	2,347.1	—	2,347.1
Goodwill	17.1	—	4,032.2	—	4,049.3
Other assets	120.6	—	797.0	—	917.6
Total assets	$19,914.2	$—	$21,284.8	$(25,312.4)	$15,886.6

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$31.4	$—	$874.2	$—	$905.6
Short-term borrowings	—	—	330.7	—	330.7
Income taxes payable	—	—	160.7	—	160.7
Current portion of long-term debt and other long-term obligations	2,406.1	—	68.3	—	2,474.4
Intercompany payables	7,973.6	—	—	(7,973.6)	—
Other current liabilities	352.9	—	1,081.4	—	1,434.3
Total current liabilities	10,764.0	—	2,515.3	(7,973.6)	5,305.7
Long-term debt	5,732.8	—	—	—	5,732.8
Intercompany notes payable	18.2	—	5,897.7	(5,915.9)	—
Other long-term obligations	123.2	—	1,448.9	—	1,572.1
Total liabilities	16,638.2	—	9,861.9	(13,889.5)	12,610.6

Total equity	3,276.0	—	11,422.9	(11,422.9)	3,276.0

Total liabilities and equity	$19,914.2	$—	$21,284.8	$(25,312.4)	$15,886.6

CONDENSED CONSOLIDATING BALANCE SHEET
As of December 31, 2013

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Assets
Current assets:
Cash and cash equivalents	$14.4	$—	$276.9	$—	$291.3
Accounts receivable, net	6.5	—	1,813.5	—	1,820.0
Inventories	—	—	1,656.9	—	1,656.9
Intercompany receivables	—	—	7,031.4	(7,031.4)	—
Other current assets	186.8	—	516.2	—	703.0
Total current assets	207.7	—	11,294.9	(7,031.4)	4,471.2
Property, plant and equipment, net	267.9	—	1,397.6	—	1,665.5
Investments in subsidiaries	10,681.8	—	—	(10,681.8)	—
Intercompany notes and interest receivable	5,486.7	—	17.6	(5,504.3)	—
Intangible assets, net	—	—	2,517.9	—	2,517.9
Goodwill	14.7	—	4,325.8	—	4,340.5
Other assets	1,495.0	—	804.7	—	2,299.7
Total assets	$18,153.8	$—	$20,358.5	$(23,217.5)	$15,294.8

LIABILITIES AND EQUITY
Liabilities
Current liabilities:
Trade accounts payable	$46.4	$—	$1,026.4	$—	$1,072.8
Short-term borrowings	—	—	439.8	—	439.8
Income taxes payable	—	—	49.7	—	49.7
Current portion of long-term debt and other long-term obligations	0.6	—	3.0	—	3.6
Intercompany payables	7,031.4	—	—	(7,031.4)	—
Other current liabilities	404.5	—	993.6	—	1,398.1
Total current liabilities	7,482.9	—	2,512.5	(7,031.4)	2,964.0
Long-term debt	7,586.5	—	—	—	7,586.5
Intercompany notes payable	17.6	—	5,486.7	(5,504.3)	—
Other long-term obligations	106.9	—	1,677.5	—	1,784.4
Total liabilities	15,193.9	—	9,676.7	(12,535.7)	12,334.9

Total equity	2,959.9	—	10,681.8	(10,681.8)	2,959.9

Total liabilities and equity	$18,153.8	$—	$20,358.5	$(23,217.5)	$15,294.8

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2014

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Net sales	$—	$—	$7,646.5	$—	$7,646.5
Other revenues	—	—	73.1	—	73.1
Total revenues	—	—	7,719.6	—	7,719.6
Cost of sales	—	—	4,191.6	—	4,191.6
Gross profit	—	—	3,528.0	—	3,528.0
Operating expenses:
Research and development	—	—	581.8	—	581.8
Selling, general and administrative	608.8	—	1,016.9	—	1,625.7
Litigation settlements, net	—	—	47.9	—	47.9
Other operating income, net	—	—	(80.0)	—	(80.0)
Total operating expenses	608.8	—	1,566.6	—	2,175.4
(Loss) earnings from operations	(608.8)	—	1,961.4	—	1,352.6
Interest expense	273.4	—	59.8	—	333.2
Other expense (income), net	—	—	44.9	—	44.9
(Losses) earnings before income taxes and noncontrolling interest	(882.2)	—	1,856.7	—	974.5
Income tax (benefit) provision	(39.7)	—	81.1	—	41.4
Earnings of equity interest subsidiaries	1,775.6	—	—	(1,775.6)	—
Net earnings	933.1	—	1,775.6	(1,775.6)	933.1
Net earnings attributable to noncontrolling interest	—	—	(3.7)	—	(3.7)
Net earnings attributable to Mylan Inc. common shareholders	$933.1	$—	$1,771.9	$(1,775.6)	$929.4

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2013

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Net sales	$—	$—	$6,856.6	$—	$6,856.6
Other revenues	—	—	52.5	—	52.5
Total revenues	—	—	6,909.1	—	6,909.1
Cost of sales	—	—	3,868.8	—	3,868.8
Gross profit	—	—	3,040.3	—	3,040.3
Operating expenses:
Research and development	—	—	507.8	—	507.8
Selling, general and administrative	521.0	—	887.5	—	1,408.5
Litigation settlements, net	—	—	(14.6)	—	(14.6)
Other operating expense, net	—	—	3.1	—	3.1
Total operating expenses	521.0	—	1,383.8	—	1,904.8
(Loss) earnings from operations	(521.0)	—	1,656.5	—	1,135.5
Interest expense	259.7	—	53.6	—	313.3
Other expense (income), net	—	—	74.9	—	74.9
(Losses) earnings before income taxes and noncontrolling interest	(780.7)	—	1,528.0	—	747.3
Income tax (benefit) provision	(29.8)	—	150.6	—	120.8
Earnings of equity interest subsidiaries	1,377.4	—	—	(1,377.4)	—
Net earnings	626.5	—	1,377.4	(1,377.4)	626.5
Net earnings attributable to noncontrolling interest	—	—	(2.8)	—	(2.8)
Net earnings attributable to Mylan Inc. common shareholders	$626.5	$—	$1,374.6	$(1,377.4)	$623.7

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
Year Ended December 31, 2012

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Revenues:
Net sales	$—	$—	$6,750.2	$—	$6,750.2
Other revenues	—	—	45.9	—	45.9
Total revenues	—	—	6,796.1	—	6,796.1
Cost of sales	—	—	3,887.8	—	3,887.8
Gross profit	—	—	2,908.3	—	2,908.3
Operating expenses:
Research and development	—	—	401.3	—	401.3
Selling, general and administrative	473.7	—	918.7	—	1,392.4
Litigation settlements, net	—	—	(3.1)	—	(3.1)
Other operating expense, net	—	—	8.3	—	8.3
Total operating expenses	473.7	—	1,325.2	—	1,798.9
(Loss) earnings from operations	(473.7)	—	1,583.1	—	1,109.4
Interest expense	262.0	—	46.7	—	308.7
Other expense (income), net	—	—	(3.5)	—	(3.5)
(Losses) earnings before income taxes and noncontrolling interest	(735.7)	—	1,539.9	—	804.2
Income tax (benefit) provision	(0.3)	—	161.5	—	161.2
Earnings of equity interest subsidiaries	1,378.4	—	—	(1,378.4)	—
Net earnings	643.0	—	1,378.4	(1,378.4)	643.0
Net earnings attributable to noncontrolling interest	—	—	(2.1)	—	(2.1)
Net earnings attributable to Mylan Inc. common shareholders	$643.0	$—	$1,376.3	$(1,378.4)	$640.9

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE EARNINGS
Year Ended December 31, 2014

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net earnings	933.1	—	1,775.6	(1,775.6)	933.1
Other comprehensive loss, before tax:
Foreign currency translation adjustment	(622.9)	—	(622.9)	622.9	(622.9)
Change in unrecognized loss and prior service cost related to defined benefit plans	(11.8)	—	(7.4)	7.4	(11.8)
Net unrecognized loss on derivatives	(182.6)	—	30.4	(30.4)	(182.6)
Other comprehensive loss, before tax	(817.3)	—	(599.9)	599.9	(817.3)
Income tax (benefit) provision	(70.4)	—	10.0	(10.0)	(70.4)
Other comprehensive loss, net of tax	(746.9)	—	(609.9)	609.9	(746.9)
Comprehensive earnings	186.2	—	1,165.7	(1,165.7)	186.2
Comprehensive earnings attributable to the noncontrolling interest	(3.7)	—	(3.7)	3.7	(3.7)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$182.5	$—	$1,162.0	$(1,162.0)	$182.5

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE EARNINGS
Year Ended December 31, 2013

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net earnings	626.5	—	1,377.4	(1,377.4)	626.5
Other comprehensive loss, before tax:
Foreign currency translation adjustment	(273.7)	—	(273.7)	273.7	(273.7)
Change in unrecognized gains and prior service cost related to defined benefit plans	8.2	—	7.5	(7.5)	8.2
Net unrecognized gain (loss) on derivatives	180.4	—	(34.5)	34.5	180.4
Net unrealized loss on marketable securities	(1.1)	—	(1.2)	1.2	(1.1)
Other comprehensive loss, before tax	(86.2)	—	(301.9)	301.9	(86.2)
Income tax provision (benefit)	67.4	—	(10.0)	10.0	67.4
Other comprehensive loss, net of tax	(153.6)	—	(291.9)	291.9	(153.6)
Comprehensive earnings	472.9	—	1,085.5	(1,085.5)	472.9
Comprehensive earnings attributable to the noncontrolling interest	(2.8)	—	(2.8)	2.8	(2.8)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$470.1	$—	$1,082.7	$(1,082.7)	$470.1

CONDENSED CONSOLIDATING STATEMENT OF COMPREHENSIVE EARNINGS
Year Ended December 31, 2012

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Net earnings	643.0	—	1,378.4	(1,378.4)	643.0
Other comprehensive earnings, before tax:
Foreign currency translation adjustment	(3.5)	—	(3.5)	3.5	(3.5)
Change in unrecognized loss and prior service cost related to defined benefit plans	(10.9)	—	(9.0)	9.0	(10.9)
Net unrecognized gain on derivatives	18.5	—	27.7	(27.7)	18.5
Net unrealized loss on marketable securities	(0.1)	—	—	—	(0.1)
Other comprehensive earnings, before tax	4.0	—	15.2	(15.2)	4.0
Income tax provision (benefit)	2.7	—	7.2	(7.2)	2.7
Other comprehensive earnings, net of tax	1.3	—	8.0	(8.0)	1.3
Comprehensive earnings	644.3	—	1,386.4	(1,386.4)	644.3
Comprehensive earnings attributable to the noncontrolling interest	(2.1)	—	(2.1)	2.1	(2.1)
Comprehensive earnings attributable to Mylan Inc. common shareholders	$642.2	$—	$1,384.3	$(1,384.3)	$642.2

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2014

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash used in operating activities	$(705.1)	$—	$1,719.9	$—	$1,014.8
Cash flows from investing activities:
Capital expenditures	(72.1)	—	(253.2)	—	(325.3)
Change in restricted cash	—	—	(5.1)	—	(5.1)
Cash paid for acquisitions, net	—	—	(50.0)	—	(50.0)
Proceeds from sale of property, plant and equipment	—	—	8.9	—	8.9
Purchase of marketable securities	(2.8)	—	(17.1)	—	(19.9)
Proceeds from sale of marketable securities	1.6	—	18.6	—	20.2
Investments in affiliates	(64.1)	—	—	64.1	—
Loans to affiliates	(5,901.0)	—	(6,857.5)	12,758.5	—
Repayments of loans from affiliates	5.8	—	20.2	(26.0)	—
Payments for product rights and other, net	(1.9)	—	(427.2)	—	(429.1)
Net cash (used in) provided by investing activities	(6,034.5)	—	(7,562.4)	12,796.6	(800.3)
Cash flows from financing activities:
Payment of financing fees	(5.8)	—	—	—	(5.8)
Change in short-term borrowings, net	—	—	(107.8)	—	(107.8)
Proceeds from issuance of long-term debt	2,235.0	—	—	—	2,235.0
Payment of long-term debt	(2,295.8)	—	—	—	(2,295.8)
Proceeds from exercise of stock options	53.8	—	—	—	53.8
Taxes paid related to net share settlement of equity awards	(17.3)	—	(10.4)	—	(27.7)
Payments for contingent consideration	—	—	(150.0)	—	(150.0)
Capital contribution from affiliates	—	—	64.1	(64.1)	—
Proceeds from borrowings from affiliates	6,857.5	—	5,901.0	(12,758.5)	—
Payments on borrowings from affiliates	(20.2)	—	(5.8)	26.0	—
Other items, net	30.9	—	—	—	30.9
Net cash provided by (used in) financing activities	6,838.1	—	5,691.1	(12,796.6)	(267.4)
Effect on cash of changes in exchange rates	—	—	(12.9)	—	(12.9)
Net increase (decrease) in cash and cash equivalents	98.5	—	(164.3)	—	(65.8)
Cash and cash equivalents — beginning of period	14.4	—	276.9	—	291.3
Cash and cash equivalents — end of period	$112.9	$—	$112.6	$—	$225.5

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2013

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash used in operating activities	$(420.1)	$—	$1,526.7	$—	$1,106.6
Cash flows from investing activities:
Capital expenditures	(108.1)	—	(226.5)	—	(334.6)
Change in restricted cash	(23.5)	—	(204.5)	—	(228.0)
Cash paid for acquisitions, net	—	—	(1,261.9)	—	(1,261.9)
Proceeds from sale of property, plant and equipment	—	—	25.3	—	25.3
Purchase of marketable securities	(3.5)	—	(15.8)	—	(19.3)
Proceeds from sale of marketable securities	—	—	10.6	—	10.6
Investments in affiliates	(874.8)	—	—	874.8	—
Loans to affiliates	(4,143.2)	—	(4,928.7)	9,071.9	—
Repayments of loans from affiliates	17.9	—	17.0	(34.9)	—
Payments for product rights and other, net	(3.8)	—	(57.1)	—	(60.9)
Net cash (used in) provided by investing activities	(5,139.0)	—	(6,641.6)	9,911.8	(1,868.8)
Cash flows from financing activities:
Payment of financing fees	(34.6)	—	—	—	(34.6)
Purchase of common stock	(1,000.0)	—	—	—	(1,000.0)
Change in short-term borrowings, net	—	—	141.4	—	141.4
Proceeds from issuance of long-term debt	4,974.7	—	—	—	4,974.7
Payment of long-term debt	(3,480.3)	—	—	—	(3,480.3)
Proceeds from exercise of stock options	76.2	—	—	—	76.2
Capital contribution from affiliates	—	—	874.8	(874.8)	—
Proceeds from borrowings from affiliates	4,928.7	—	4,143.2	(9,071.9)	—
Payments on borrowings from affiliates	(17.0)	—	(17.9)	34.9	—
Other items, net	15.5	—	—	—	15.5
Net cash provided by financing activities	5,463.2	—	5,141.5	(9,911.8)	692.9
Effect on cash of changes in exchange rates	—	—	10.6	—	10.6
Net (decrease) increase in cash and cash equivalents	(95.9)	—	37.2	—	(58.7)
Cash and cash equivalents — beginning of period	110.3	—	239.7	—	350.0
Cash and cash equivalents — end of period	$14.4	$—	$276.9	$—	$291.3

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2012

(In millions)	Mylan Inc. (Issuer)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net cash used in operating activities	$(129.7)	$—	$1,078.7	$—	$949.0
Cash flows from investing activities:
Capital expenditures	(82.2)	—	(223.1)	—	(305.3)
Change in restricted cash	—	—	7.0	—	7.0
Proceeds from sale of property, plant and equipment	—	—	16.3	—	16.3
Purchase of marketable securities	(3.2)	—	(6.7)	—	(9.9)
Proceeds from sale of marketable securities	—	—	8.1	—	8.1
Investments in affiliates	(1,382.3)	—	—	1,382.3	—
Loans to affiliates	(3,419.4)	—	(4,353.2)	7,772.6	—
Repayments of loans from affiliates	1,423.4	—	5.4	(1,428.8)	—
Payments for product rights and other, net	(0.7)	—	(79.7)	—	(80.4)
Net cash (used in) provided by investing activities	(3,464.4)	—	(4,625.9)	7,726.1	(364.2)
Cash flows from financing activities:
Payment of financing fees	(7.7)	—	—	—	(7.7)
Purchase of common stock	(999.9)	—	—	—	(999.9)
Change in short-term borrowings, net	—	—	174.3	—	174.3
Proceeds from issuance of long-term debt	2,043.4	—	—	—	2,043.4
Payment of long-term debt	(1,988.8)	—	(2.0)	—	(1,990.8)
Proceeds from exercise of stock options	143.8	—	—	—	143.8
Capital contribution from affiliates	—	—	1,382.3	(1,382.3)	—
Proceeds from borrowings from affiliates	4,353.2	—	3,419.4	(7,772.6)	—
Payments on borrowings from affiliates	(5.4)	—	(1,423.4)	1,428.8	—
Other items, net	25.4	—	—	—	25.4
Net cash provided by (used in) financing activities	3,564.0	—	3,550.6	(7,726.1)	(611.5)
Effect on cash of changes in exchange rates	—	—	1.6	—	1.6
Net (decrease) increase in cash and cash equivalents	(30.1)	—	5.0	—	(25.1)
Cash and cash equivalents — beginning of period	140.4	—	234.7	—	375.1
Cash and cash equivalents — end of period	$110.3	$—	$239.7	$—	$350.0

15.	Contingencies
Legal Proceedings
The Company is involved in various disputes, governmental and/or regulatory inquiries and proceedings, and litigation matters that arise from time to time, some of which are described below. The Company is also party to certain litigation matters for which Merck KGaA or Strides Arcolab has agreed to indemnify the Company, pursuant to the respective sale and purchase agreements.

While the Company believes that it has meritorious defenses with respect to the claims asserted against it and intends to vigorously defend its position, the process of resolving matters through litigation or other means is inherently uncertain, and it is not possible to predict the ultimate resolution of any such proceeding. It is possible that an unfavorable resolution of any of the matters described below, or the inability or denial of Merck KGaA, Strides Arcolab or another indemnitor or insurer to pay an indemnified claim, could have a material effect on the Company’s financial position, results of operations and/or cash flows, and could cause the market value of our common stock to decline. Unless otherwise disclosed below, the Company is unable to predict the outcome of the respective litigation or to provide an estimate of the range of reasonably possible losses. Legal costs are recorded as incurred and are classified in SG&A in the Company’s Consolidated Statements of Operations.

Lorazepam and Clorazepate
On June 1, 2005, a jury verdict was rendered against Mylan, MPI, and co-defendants Cambrex Corporation and Gyma Laboratories in the U.S. District Court for the District of Columbia in the amount of approximately $12.0 million, which has been accrued for by the Company. The jury found that Mylan and its co-defendants willfully violated Massachusetts, Minnesota and Illinois state antitrust laws in connection with API supply agreements entered into between the Company and its API supplier (Cambrex) and broker (Gyma) for two drugs, Lorazepam and Clorazepate, in 1997, and subsequent price increases on these drugs in 1998. The case was brought by four health insurers who opted out of earlier class action settlements agreed to by the Company in 2001 and represents the last remaining antitrust claims relating to Mylan’s 1998 price increases for Lorazepam and Clorazepate. Following the verdict, the Company filed a motion for judgment as a matter of law, a motion for a new trial, a motion to dismiss two of the insurers and a motion to reduce the verdict. On December 20, 2006, the Company’s motion for judgment as a matter of law and motion for a new trial were denied and the remaining motions were denied on January 24, 2008. In post-trial filings, the plaintiffs requested that the verdict be trebled and that request was granted on January 24, 2008. On February 6, 2008, a judgment was issued against Mylan and its co-defendants in the total amount of approximately $69.0 million, which, in the case of three of the plaintiffs, reflects trebling of the compensatory damages in the original verdict (approximately $11.0 million in total) and, in the case of the fourth plaintiff, reflects their amount of the compensatory damages in the original jury verdict plus doubling this compensatory damage award as punitive damages assessed against each of the defendants (approximately $58.0 million in total), some or all of which may be subject to indemnification obligations by Mylan. Plaintiffs are also seeking an award of attorneys’ fees and litigation costs in unspecified amounts and prejudgment interest of approximately $8.0 million. The Company and its co-defendants appealed to the U.S. Court of Appeals for the D.C. Circuit and have challenged the verdict as legally erroneous on multiple grounds. The appeals were held in abeyance pending a ruling on the motion for prejudgment interest, which has been granted. Mylan has contested this ruling along with the liability finding and other damages awards as part of its appeal, which was filed in the Court of Appeals for the D.C. Circuit. On January 18, 2011, the Court of Appeals issued a judgment remanding the case to the District Court for further proceedings based on lack of diversity with respect to certain plaintiffs. On June 13, 2011, Mylan filed a certiorari petition with the U.S. Supreme Court requesting review of the judgment of the D.C. Circuit. On October 3, 2011, the certiorari petition was denied. The case is now proceeding before the District Court. On January 14, 2013, following limited court-ordered jurisdictional discovery, the plaintiffs filed a fourth amended complaint containing additional factual averments with respect to the diversity of citizenship of the parties, along with a motion to voluntarily dismiss 775 (of 1,387) self-funded customers whose presence would destroy the District Court’s diversity jurisdiction. The plaintiffs also moved for a remittitur (reduction) of approximately $8.1 million from the full damages award. Mylan's brief in response to the new factual averments in the complaint was filed on February 13, 2013. On July 29, 2014, the court granted both plaintiffs’ motion to amend the complaint and their motion to dismiss 775 self-funded customers.

In connection with the Company’s appeal of the judgment, the Company submitted a surety bond underwritten by a third-party insurance company in the amount of $74.5 million in February 2008. On May 30, 2012, the District Court ordered the amount of the surety bond reduced to $66.6 million.

Pricing and Medicaid Litigation
Dey L.P. (now known as Mylan Specialty L.P. and herein as “Mylan Specialty”), a wholly owned subsidiary of the Company, was named as a defendant in several class actions brought by consumers and third-party payors. Mylan Specialty reached a settlement of these class actions, which was approved by the court and all claims have been dismissed. Additionally, a complaint was filed under seal by a plaintiff on behalf of the United States of America against Mylan Specialty in August 1997. In August 2006, the Government filed its complaint-in-intervention and the case was unsealed in September 2006. The Government asserted that Mylan Specialty was jointly liable with a codefendant and sought recovery of alleged overpayments, together with treble damages, civil penalties and equitable relief. Mylan Specialty completed a settlement of this action in December 2010. These cases all have generally alleged that Mylan Specialty falsely reported certain price information concerning certain drugs marketed by Mylan Specialty, that Mylan Specialty caused false claims to be made to Medicaid and to Medicare, and that Mylan Specialty caused Medicaid and Medicare to make overpayments on those claims.

Under the terms of the purchase agreement with Merck KGaA, Mylan is fully indemnified for the claims in the preceding paragraph and Merck KGaA is entitled to any income tax benefit the Company realizes for any deductions of amounts paid for such pricing litigation. Under the indemnity, Merck KGaA is responsible for all settlement and legal costs, and, as such, these settlements had no impact on the Company’s Consolidated Statements of Operations. At December 31, 2014, the Company has accrued approximately $63.3 million in other current liabilities, which represents its estimate of the remaining amount of anticipated income tax benefits due to Merck KGaA. Substantially all of Mylan Specialty’s known claims with respect to this pricing litigation have been settled.

Modafinil Antitrust Litigation and FTC Inquiry
Beginning in April 2006, Mylan and four other drug manufacturers have been named as defendants in civil lawsuits filed in or transferred to the U.S. District Court for the Eastern District of Pennsylvania by a variety of plaintiffs purportedly representing direct and indirect purchasers of the drug Modafinil and in a lawsuit filed by Apotex, Inc., a manufacturer of generic drugs. These actions allege violations of federal antitrust and state laws in connection with the generic defendants’ settlement of patent litigation with Cephalon relating to Modafinil. Discovery has now closed. On June 23, 2014, the court granted the defendants’ motion for partial summary judgment (and denied the corresponding plaintiffs’ motion) dismissing plaintiffs’ claims that the defendants had engaged in an overall conspiracy to restrain trade. On January 28, 2015, the District Court denied the defendants’ summary judgment motions based on factors identified in the Supreme Court’s Actavis decision. Additional motions remain pending and a trial date has not been scheduled.

In addition, by letter dated July 11, 2006, Mylan was notified by the U.S. Federal Trade Commission (“FTC”) of an investigation relating to the settlement of the Modafinil patent litigation. In its letter, the FTC requested certain information from Mylan, MPI and Mylan Technologies, Inc. pertaining to the patent litigation and the settlement thereof. On March 29, 2007, the FTC issued a subpoena, and on April 26, 2007, the FTC issued a civil investigative demand to Mylan, requesting additional information from the Company relating to the investigation. Mylan has cooperated fully with the government’s investigation and completed all requests for information. On February 13, 2008, the FTC filed a lawsuit against Cephalon in the U.S. District Court for the District of Columbia and the case has subsequently been transferred to the U.S. District Court for the Eastern District of Pennsylvania. On July 1, 2010, the FTC issued a third party subpoena to Mylan, requesting documents in connection with its lawsuit against Cephalon. Mylan has responded to the subpoena. Mylan is not named as a defendant in the FTC’s lawsuit, although the complaint includes certain allegations pertaining to Mylan's settlement with Cephalon.

Minocycline
On May 1, 2012, the FTC issued a civil investigative demand to Mylan pertaining to an investigation being conducted to determine whether Medicis Pharmaceutical Corporation, Mylan, and/or other generic companies engaged in unfair methods of competition with regard to Medicis’ branded Solodyn® products and generic Solodyn® products, as well as the 2010 settlement of Medicis’ patent infringement claims against Mylan and Matrix Laboratories Limited (now known as Mylan Laboratories Limited). Mylan has cooperated with the FTC and has responded to the requests for information.

Beginning in July 2013, Mylan and Mylan Laboratories Limited, along with other drug manufacturers, were named as defendants in civil lawsuits filed by a variety of plaintiffs in the U.S. District Court for the Eastern District of Pennsylvania, the District of Arizona, and the District of Massachusetts. Those lawsuits were consolidated in the U.S. District Court for the District of Massachusetts. The plaintiffs purport to represent direct and indirect purchasers of branded or generic Solodyn®, and assert violations of federal and state laws, including allegations in connection with separate settlements by Medicis with each of the other defendants of patent litigation relating to generic Solodyn®. Plaintiffs’ consolidated amended complaint was filed on September 12, 2014, Mylan and Mylan Laboratories Limited are no longer named defendants in the consolidated amended complaint.

Pioglitazone
Beginning in December 2013, Mylan, Takeda, and several other drug manufacturers have been named as defendants in civil lawsuits consolidated in the U.S. District Court for the Southern District of New York by plaintiffs which purport to represent indirect purchasers of branded or generic Actos® and Actoplus Met®. These actions allege violations of state and federal competition laws in connection with the defendants’ settlements of patent litigation in 2010 relating to Actos and Actoplus Met®. Plaintiffs filed an amended complaint on August 22, 2014. Mylan and the other defendants filed motions to dismiss the amended complaint on October 10, 2014 and a decision remains pending.

European Commission Proceedings
Perindopril
On or around July 8, 2009, the European Commission ( the “Commission”) stated that it had initiated antitrust proceedings pursuant to Article 11(6) of Regulation No. 1/2003 and Article 2(1) of Regulation No. 773/2004 to explore possible infringement of Articles 81 and 82 EC and Articles 53 and 54 of the EEA Agreement by Les Laboratoires Servier (“Servier”) as well as possible infringement of Article 81 EC by the Company’s Indian subsidiary, Mylan Laboratories Limited, and four other companies, each of which entered into agreements with Servier relating to the product Perindopril. On July 30, 2012, the European Commission issued a Statement of Objections to Servier SAS, Servier Laboratories Limited, Les Laboratories Servier, Adir, Biogaran, Krka, d.d. Novo mesto, Lupin Limited, Mylan Laboratories Limited, Mylan, Niche Generics Limited, Teva UK Limited, Teva Pharmaceutical Industries Ltd., Teva Pharmaceuticals Europe B.V., and Unichem Laboratories Limited. Mylan and Mylan Laboratories Limited filed responses to the Statement of Objections. On July 9, 2014, the Commission issued a decision finding that Mylan Laboratories Limited and Mylan, as well as the companies noted above (with the exception of Adir, a subsidiary of Servier), had violated European Union competition rules and fined Mylan Laboratories Limited approximately €17.2 million, including approximately €8.0 million jointly and severally with Mylan. The Company paid approximately $21.7 million related to this matter during the fourth quarter of 2014. On September 19, 2014, the Company filed an appeal of the Commission’s decision to the General Court of the European Union and the briefing is ongoing.

Citalopram

On March 19, 2010, Mylan and Generics [U.K.] Limited, a wholly owned subsidiary of the Company, received notice that the Commission had opened proceedings against Lundbeck with respect to alleged unilateral practices and/or agreements related to Citalopram in the European Economic Area. On July 25, 2012, a Statement of Objections was issued to Lundbeck, Merck KGaA, Generics [U.K.] Limited, Arrow, Resolution Chemicals, Xelia Pharmaceuticals, Alpharma, A.L. Industrier and Ranbaxy. Generics [U.K.] Limited filed a response to the Statement of Objections and vigorously defended itself against allegations contained therein. On June 19, 2013, the Commission issued a decision finding that Generics [U.K.] Limited, as well as the companies noted above, had violated European Union competition rules and fined Generics [U.K.] Limited approximately €7.8 million, jointly and severally with Merck KGaA. Generics [U.K.] Limited has appealed the Commission’s decision to the General Court of the EU. Generics [U.K.] Limited has also sought indemnification from Merck KGaA with respect to the €7.8 million proportion of the fine for which Merck KGaA and Generics [U.K.] Limited were held jointly and severally liable. Merck KGaA has counterclaimed against Generics [U.K.] Limited seeking the same. The Company accrued approximately $10.3 million related to this matter as of December 31, 2014 and 2013. It is reasonably possible that we will incur additional losses above the amount accrued but we cannot estimate a range of such reasonably possible losses at this time. There are no assurances, however, that settlements reached and/or adverse judgments received, if any, will not exceed amounts accrued.

U.K. Competition and Markets Authority
On August 12, 2011, Generics [U.K.] Limited received notice that the Office of Fair Trading (subsequently changed to the Competition and Markets Authority (the “CMA”)) was opening an investigation to explore the possible infringement of the Competition Act 1998 and Article 101 and 102 of the Treaty on the Functioning of the European Union, with respect to alleged agreements related to Paroxetine. On April 19, 2013, a Statement of Objections was issued to GlaxoSmithKline, Generics [U.K.] Limited, Alpharma and Ivax LLC. Generics [U.K.] Limited filed a response to the Statement of Objections, defending itself against the allegations contained therein. The CMA issued a Supplementary Statement of Objections (“SSO”) to the above-referenced parties on October 21, 2014 and a hearing with regard to the SSO took place on December 19, 2014. A decision remains pending.

Product Liability
The Company is involved in a number of product liability lawsuits and claims related to alleged personal injuries arising out of certain products manufactured and/or distributed by the Company, including but not limited to its Fentanyl Transdermal System, Phenytoin, Propoxyphene, and Alendronate. The Company believes that it has meritorious defenses to these lawsuits and claims and is vigorously defending itself with respect to those matters. From time to time, the Company has agreed to settle or otherwise resolve certain lawsuits and claims on terms and conditions that are in the best interests of the Company. The Company had accrued approximately $13.4 million at December 31, 2014 and $13.8 million at December 31, 2013. It is reasonably possible that we will incur additional losses above the amount accrued but we cannot estimate a range of such reasonably possible losses at this time. There are no assurances, however, that settlements reached and/or adverse judgments received, if any, will not exceed amounts accrued.

Intellectual Property
In certain situations, the Company has used its business judgment to decide to market and sell products, notwithstanding the fact that allegations of patent infringement(s) or other potential third party rights have not been finally resolved by the courts. The risk involved in doing so can be substantial because the remedies available to the owner of a patent for infringement may include, a reasonable royalty on sales or damages measured by the profits lost by the patent owner. In the case of willful infringement, the definition of which is subjective, such damages may be increased up to three times. Moreover, because of the discount pricing typically involved with bioequivalent products, patented branded products generally realize a substantially higher profit margin than bioequivalent products. An adverse decision in any case could have a material adverse effect on our business, financial condition, results of operations, cash flows and/or share price.

Other Litigation
The Company is involved in various other legal proceedings that are considered normal to its business, including but not limited to certain proceedings assumed as a result of the acquisition of the former Merck Generics business and Agila. While it is not possible to predict the ultimate outcome of such other proceedings, the ultimate outcome of any such proceeding is not currently expected to be material to the Company’s financial position, results of operations or cash flows.

Mylan Inc.
Supplementary Financial Information
Quarterly Financial Data
(Unaudited, in millions, except per share data)

Year Ended December 31, 2014

	Three-Month Period Ended
	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Total revenues	$1,715.6	$1,837.3	$2,084.0	$2,082.7
Gross profit	737.8	808.8	1,012.4	969.0
Net earnings	116.6	126.6	499.4	190.5
Net earnings attributable to Mylan Inc. common shareholders	115.9	125.2	499.1	189.2
Earnings per share(1):
Basic	$0.31	$0.34	$1.33	$0.51
Diluted	$0.29	$0.32	$1.26	$0.47
Share prices(2):
High	$57.20	$52.10	$52.34	$58.62
Low	$42.26	$45.72	$44.97	$45.27

Year Ended December 31, 2013

	Three-Month Period Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013
Total revenues	$1,631.5	$1,701.7	$1,767.4	$1,808.5
Gross profit	693.5	742.4	808.5	795.9
Net earnings	107.5	178.7	159.4	180.9
Net earnings attributable to Mylan Inc. common shareholders	106.9	177.7	158.9	180.2
Earnings per share(1):
Basic	$0.27	$0.47	$0.42	$0.48
Diluted	$0.27	$0.46	$0.40	$0.45
Share prices(2):
High	$31.01	$31.87	$38.95	$44.50
Low	$27.54	$27.96	$30.37	$37.87
____________

(1)	The sum of earnings per share for the quarters may not equal earnings per share for the total year due to changes in the average number of common shares outstanding.

(2)	Closing prices are as reported on the NASDAQ Stock Market.